      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 2001
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                           --------------------------


                                  FORM SB-2/A



                                AMENDMENT NO. 1
                             REGISTRATION STATEMENT


                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                        NESS ENERGY INTERNATIONAL, INC.

                 (Name of Small Business Issuer in its Charter)

          WASHINGTON                       5812                        91-1067265
 (State or other jurisdiction        (Primary standard              (I.R.S Employer
      of incorporation)                 industrial                Identification no.)
                                classification code number)

                            4201 EAST INTERSTATE 20
                            WILLOW PARK, TEXAS 76087
                                 (817) 341-1477

         (Address and Telephone Number of Principal Executive Offices)

               HAROLD "HAYSEED" STEPHENS, CHIEF EXECUTIVE OFFICER
                        NESS ENERGY INTERNATIONAL, INC.
               4201 EAST INTERSTATE 20, WILLOW PARK, TEXAS 76087
                                 (817) 341-1477

           (Name, Address, and Telephone Number of Agent For Service)

                           --------------------------

                                   COPIES TO:

                            RICHARD E. DANIELS, ESQ.
                            Daniels McGowan & Assoc.
                       1201 Allen Market Lane, Suite 200
                              St. Louis, Mo. 63104

                                 (314) 621 2728

                               FAX (314) 621 3381

                           --------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

                           --------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                    PROPOSED MAXIMUM          MAXIMUM
            TITLE OF EACH CLASS                 PROPOSED AMOUNT      OFFERING PRICE          AGGREGATE            AMOUNT OF
       OF SECURITIES TO BE REGISTERED         TO BE REGISTERED(1)       PER UNIT         OFFERING PRICE(1)    REGISTRATION FEE
Units consisting of 2 Shares Common Stock,
 no par value, and Warrant to Purchase one
 share of Common Stock......................     22,500,000(2)            $2.00             $45,000,000            $11,250


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 415 under the Securities Act of 1933, as amended, this registration statement also covers such additional securities as may become issuable upon exercise of warrants issued to purchasers of the securities being offered for sale under the within registration statement.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION ON SUCH OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        NESS ENERGY INTERNATIONAL, INC.
                             CROSS REFERENCE SHEET
                              PURSUANT TO RULE 404


ITEM NUMBER IN FORM SB-2 AND TITLE OF ITEM                         LOCATION IN PROSPECTUS
------------------------------------------                         ----------------------
PROSPECTUS

Item 1.                 Front of Registration Statement and
                        Outside Front Cover of Prospectus........  Cover Page

Item 2.                 Inside Front and Outside Cover Pages of
                        Prospectus...............................  Inside Front and Outside Cover Pages of
                                                                   Prospectus

Item 3.                 Summary Information and Risk Factors.....  Prospectus Summary; The Company;
                                                                   Risk Factors

Item 4.                 Use of Proceeds..........................  Use of Proceeds

Item 5.                 Determination of Offering Price..........  Outside Front Cover Page; Price Range of
                                                                   Common Stock; Risk Factors

Item 6.                 Dilution.................................  Dilution

Item 7.                 Selling Security Holders.................  Not Applicable

Item 8.                 Plan of Distribution.....................  Plan of Distribution

Item 9.                 Legal Proceedings........................  Legal Proceedings

Item 10.                Directors, Executive Officers, Promoters
                        and Control Persons......................  Management

Item 11.                Security Ownership of Certain Beneficial
                        Owners and Management....................  Principal Shareholders

Item 12.                Description of Securities................  Description of Securities

Item 13.                Interest of Named Experts and Counsel....  Legal Matters; Experts

Item 14.                Disclosure of Commission Position on
                        Indemnification for Securities Act
                        Liabilities..............................  Management

Item 15.                Organization Within Last Five Years......  Not Applicable

Item 16.                Description of Business..................  Business

Item 17.                Management's Discussion and Analysis or
                        Plan of Operation........................  Management's Discussion and Analysis;
                                                                   Plan of Operation

Item 18.                Description of Property..................  Description of Property

Item 19.                Certain Relationships and Related
                        Transactions.............................  Related Entities and Certain Transactions

Item 20.                Market for Common Equity and Related
                        Stockholder Matters......................  Outside Front Cover Page of Prospectus;
                                                                   Risk Factors

Item 21.                Executive Compensation...................  Management

Item 22.                Financial Statements.....................  Financial Statements

Item 23.                Changes in and Disagreements with
                        Accountants on Accounting and Financial
                        Disclosure...............................  Not Applicable

                   SUBJECT TO COMPLETION DATED        , 2001

PROSPECTUS

                        NESS ENERGY INTERNATIONAL, INC.


                        $45,000,000 SUBSCRIPTION AMOUNT



              CONSISTING OF 45,000,000 SHARES OF COMMON STOCK AND



            22,500,000 WARRANTS TO PURCHASE 22,500,000 COMMON SHARES



    This is an offering of a maximum of 22,500,000 units and a minimum of 3,000,000 Units, each unit consisting of two shares of common stock of Ness Energy International, Inc. ("Ness") and one 18 month warrant to purchase one share of common stock of Ness at a price of $2.50. The units are being sold by Ness directly and through brokers, but not through an underwriter. Proceeds received from the sale of these units will be available to Ness as soon as the minimum of 3,000,000 units is sold.



THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.



                                                                 PER UNIT               TOTAL
Public Offering Price.....................................         $2.00             $45,000,000
Commission................................................         $.02               $450,000
Legal, Accounting, Printing Costs.........................        $.0089              $200,000
Proceeds to Ness Energy International, Inc................        $1.9711            $44,350,000



    Ness' common stock is quoted on the OTC Bulletin Board under the symbol NESS. The closing bid price for the common stock on May 1, 2001 as reported by the OTC Bulletin Board was $0.64 per share on volume of 121,700 shares. See "Price Range of Common Stock." There are 2,292 individual shareholders of record, in addition to those held by brokers in street name.


                            ------------------------


NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IN THIS PROSPECTUS, REFERENCES TO THE "COMPANY", "NESS", "WE", "US" AND "OUR" REFER TO NESS ENERGY INTERNATIONAL, INC.


                               PROSPECTUS SUMMARY


    You should read the following summary together with the more detailed business information and financial statements and related notes that appear elsewhere in this prospectus and in the documents that we have incorporated by reference into this prospectus. Unless otherwise indicated, the information in this prospectus assumes no exercise of the warrants offered by this prospectus.


                                  THE COMPANY


    Ness Energy International, Inc. is a publicly traded company, formerly known as Kit Karson Corporation. We are a Washington Corporation formed on March 1, 1979, and our offices are located at 4201 1-20 East Service Road, Willow Park, Texas 76087, (817) 341-1477. Our original purpose was to engage in a diversified energy business and in 1997, under the direction of new management, we sought to expand the initial operational plan to include production of oil and gas on both a domestic and international level. Our focus now is to drill two wells in
Israel:



    - Re-enter and drill to approximately 11,000 feet the "Har Sedom #1" prospect, followed by



    - Drilling to 20,000 feet or more a test well, known as the Elohim Perazim #1 prospect, at the southwest end of the Dead Sea in Israel.



    Both wells are on an oil and gas license known as Hesed, which license covers approximately 55.3 square miles.



    There are two affiliated companies in which our principal shareholder, Hayseed Stephens, is also the principal shareholder:



    - Hesed Energy International, Inc. (Hesed), is a privately held company originally named Ness Energy International, Inc., and was organized in 1993 with the idea of it becoming a public company. However, management subsequently decided to acquire a dormant public company, Kit Karson Corporation, instead. As management wanted the public company to have the name "Ness", the original Ness Energy International became Hesed, and the name of the public company, Kit Karson, was changed to Ness Energy International, Inc. (Ness).



    - Ness of Texas International, Inc., a privately held company, was founded in December 1997 for the purpose of acquiring and developing oil and gas properties in the United States and in Israel.


                                  THE OFFERING


Common stock offered for sale by Ness
  (Maximum)..........................................  Shares 45,000,000 with warrants
Common stock offered for sale by Ness
  (Minimum)..........................................  Shares 6,000,000 with warrants
Common stock to be outstanding after the offering....  Shares 101,729,030
OTC Bulletin Board Symbol............................  NESS
Use of Proceeds......................................  Drill two wells in Israel



    The number of shares of common stock outstanding after this offering is based on the assumption that all of the shares offered by us are sold. As of March 31, 2001, there were 56,729,030 shares outstanding.

                         SUMMARY FINANCIAL INFORMATION


                                     FISCAL YEARS ENDED DECEMBER
                                                 31
                                     ---------------------------
                                         1999           2000
                                     ------------   ------------
Income Statement Data:
Net revenues.......................  $    21,208    $    27,019
Operating expense..................   1 ,912,954      1,572,646
Other expense......................       (6,304)          (825)
                                     -----------    -----------
Loss before inc. taxes.............  $(1,885,442)   $ 1,544,802
Income taxes.......................           --             --
                                     -----------    -----------
Net Loss...........................  $(1,885,442)   $(1,544,802)
Per Share Data Net loss............  $     (0.04)   $     (0.03)
Weighted average shares
  outstanding......................   52,916,747     55,626,310
                                     ===========    ===========


BALANCE SHEET DATA:


                                                                 DECEMBER 31, 2000 (AUDITED)
                                                         -------------------------------------------
                                                                     AS ADJUSTED(1)   AS ADJUSTED(1)
                                                                        MAXIMUM          MINIMUM
                                                          ACTUAL          SOLD             SOLD
                                                         ---------   --------------   --------------
Working Capital........................................  $(588,121)   $43,761,879       $5,151,879
Total Assets...........................................    280,615     44,630,615        6,020,615
Long-term debt.........................................    517,557        517,557          517,577
Shareholders' equity...................................   (938,323)    43,411,677        4,801,677


------------------------


(1) Reflects the consummation of the offering as if it had occurred at December 31, 2000, net of commissions and offering expenses.

                                  RISK FACTORS


    The purchase of the units offered here is subject to a high degree of risk. You should consider the following factors, among others, before subscribing. You are urged to consult your own financial counsel in connection with the possible purchase of units.



RISK OF DEPENDENCE UPON PRESENT EXECUTIVE MANAGEMENT



    Our operations and financial success are significantly dependent on our President, Hayseed Stephens. In the event that Mr. Stephens becomes unable or unwilling to continue to direct our operations, we could be adversely affected. We have no employment contract with Mr. Stephens.



INVESTMENT AND DILUTION RISK DUE TO ARBITRARY NATURE OF THE OFFERING PRICE



    The offering price is presently substantially higher than the market price of our common stock. We fixed the offering price for the units arbitrarily, based upon our common stock's historical price range. No investment banker or other appraiser was consulted regarding such price and terms. The offering price bears no relationship to our possible future earnings. The price range of our stock is described in more detail on page 17 under "Price Range of the Shares". See also "Dilution," page 5.



RISK OF OWNING LOW-PRICED SECURITIES



    The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share and that is not traded on a national stock exchange, NASDAQ or the NASDAQ National Market System. Now, or sometime in the future, penny stocks could be removed from the NASDAQ or the NASDAQ National Market System or the securities may become subject to rules of the Commission that impose additional sales practice requirements on broker-dealers effecting transactions in penny stocks. In most instances, unless the purchaser is either (i) an institutional accredited investor, (ii) the issuer, (iii) a director, officer, general partner or beneficial owner of more than five percent (5%) of any class of equity security of the issuer of any stock that is the subject of the transaction, or (iv) an established customer of the broker-dealer, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, on any transaction involving a penny stock, the rules of the Commission require, among other things, the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market and the risks associated with investing in penny stocks. The broker-dealer also must disclose the commissions payable to both the broker-dealer and registered representative and current quotation for the securities. Finally, among other requirements, monthly statements must be sent to the purchaser of the penny stock disclosing recent price information for the penny stock held in the purchaser's account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell the securities and may affect the ability of purchasers in this offering to sell the securities in the secondary market.



RISKS DUE TO POLITICAL UNREST IN ISRAEL



    We intend to conduct a substantial portion of our operations in Israel, a region of considerable unrest due to conflicts between the Israelis and the Palestinians as well as threats from some neighboring countries. If this unrest should escalate, our operations could be interrupted or greatly curtailed.



RISK DUE TO SELLING ALL PRESENT GAS PRODUCTION TO ONE CUSTOMER



    We presently sell all of our gas production from the Greenwood Prospect to one customer, Mitchell Energy, under competitive contract. Should Mitchell at some time in the future refuse to purchase our production, our operations could be adversely affected as no other gas purchasing companies have pipelines in the area.


                                USE OF PROCEEDS


    We will receive net proceeds of approximately $44,350,000 if all the units are sold at the price offered. There is no assurance that we will sell any common stock or receive any proceeds. The common stock is being sold on a minimum basis of 3,000,000 units, or $6,000,000. After the minimum number of units has been sold, we will use the proceeds as they are received. There is no assurance that we will raise enough money from the sale of shares to drill the proposed Har Sedom #1 well or the Elohim Perazim #1 well.



    Depending upon the number of units sold, we may not receive sufficient funds to achieve all of our business objectives; completing the renovations on the rig, shipping it to Israel, and drilling both of the proposed wells. If the net proceeds of the offering are insufficient to fund these objectives, or if we fail to sell the minimum 3,000,000 units, we will be required to seek additional financing from third parties. Such additional financing would be more costly than the sale of shares offered pursuant to this prospectus. There is no assurance that such additional financing will be available.



    If only the minimum of 3,000,000 Units ($6,000,000) is sold, we will use the proceeds to begin drilling the Har Sedom #1 well.



                                                      IF MAXIMUM SOLD            IF MINIMUM SOLD
                                                  ------------------------   -----------------------
                                                    AMOUNT      PERCENTAGE     AMOUNT     PERCENTAGE
                                                  -----------   ----------   ----------   ----------
Purchase of Units...............................  $45,000,000        100%    $6,000,000        100%
Geological and Geophysical......................      300,000      00.67        300,000       5.00
Purchase and refurbishing of Rig, and relocation
  to Israel.....................................    7,000,000      15.56
Estimated Drilling Cost of Elohim Perazim #1
  Well..........................................  $30,392,949      67.54
  Contingency...................................    1,657,051       3.68        440,000       7.33
Estimated Drilling Cost of Har Sedom #1.........    5,000,000      11.11      5,000,000      83.34
Cost of the Offering:
Legal, Accounting, Printing.....................      200,000       0.44        200,000       3.33
Commissions.....................................      450,000       1.00         60,000       1.00
    Total.......................................  $45,000,000     100.00     $6,000,000     100.00


                                    DILUTION


    As of December 31, 2000, after giving effect to the number of shares outstanding as of December 31, 2000, our net tangible book value per share was ($0.0166). Net tangible book value per share represents the total tangible assets of Ness, less all liabilities, divided by the number of shares of common stock outstanding. Without taking into account any changes in such net tangible book value after December 31, 2000, other than to give effect to the sale by us of 45,000,000 shares of common stock offered in this prospectus, the proforma net tangible book value per share at December 31, 2000, would have been $0.427. This amount represents an immediate increase in net tangible book value of $0.444 per share to our current shareholders and an immediate dilution in net tangible book value of $0.573 per share to new investors purchasing shares in this offering, as illustrated in the following table:



Offering price per share....................................  $   1.00
Net tangible book value per share before the offering.......  $(0.0166)
Increase in net tangible book value per share attributable
  to new investors(1).......................................  $  0.444
Proforma net tangible book value per share after the
  offering..................................................  $  0.427
Dilution per share to new investors(2)......................  $  0.573
                                                              ========


------------------------


(1) After deduction of the estimated commissions and other offering expenses to be paid by us.


(2) Determined by subtracting the adjusted net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of common stock.

                                 CAPITALIZATION


    The following table sets forth the capitalization of Ness Energy International, Inc. as of December 31, 2000 (audited), and as adjusted to give effect to the sale of the maximum and minimum common stock offered in this prospectus. See the Financial Statements.



                                                                   DECEMBER 31, 2000
                                                    -----------------------------------------------
                                                      ACTUAL      IF MAXIMUM SOLD   IF MINIMUM SOLD
                                                    -----------   ---------------   ---------------
Shareholders' equity:
  Common Stock, no par value, 200,000,000 shares
    authorized, 56,339,030 shares issued and
    outstanding...................................  $ 7,747,183     $ 7,747,183       $ 7,747,183
  Common stock to be sold, net of expenses........                   44,350,000         5,740,000
  Retained deficit................................   (7,557,197)     (7,557,197)       (7,557,197)
  Deferred Consulting.............................     (190,809)       (190,809)         (190,809)
  Accum. other comprehensive income...............     (937,500)       (937,500)         (937,500)
Total Ness shareholders' equity...................  $  (938,323)    $43,411,677       $ 4,801,677
                                                    -----------     -----------       -----------

                            SELECTED FINANCIAL DATA


    The statement of income data set forth below with respect to the years ended December 31, 1999 and 2000, and the balance sheet data at December 31, 1999 and 2000, are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this prospectus. The data presented below are qualified by reference to the audited Financial Statements included elsewhere in this prospectus and should be read in conjunction with such financial statements and related notes.



                                                FISCAL YEARS ENDED
                                               DECEMBER 31 (AUDITED)
                                             -------------------------
                                                1999          2000
                                             -----------   -----------
Income Statement Data:
Net revenues...............................  $    21,208   $    27,019
Operating expense..........................    1,912,954     1,572,646
Other expense..............................       (6,304)         (825)
                                             -----------   -----------
Loss before inc. taxes.....................  $(1,885,442)  $(1,544,802)
Income taxes...............................           --            --
Net Loss...................................  $(1,885,442)  $(1,544,802)
Per Share Data Net loss....................  $     (0.04)  $     (0.03)
Weighted average shares outstanding........   52,916,747    55,626,310
                                             ===========   ===========



                                               FISCAL YEARS ENDED          DECEMBER 31, 2000
                                                   DECEMBER 31        ---------------------------
                                              ---------------------   AS ADJUSTED    AS ADJUSTED
                                                1999        2000      MAXIMUM SOLD   MINIMUM SOLD
                                              ---------   ---------   ------------   ------------
Balance Sheet Data:
Working Capital.............................  $(438,117)  $(588,121)  $43,761,879     $5,151,879
Total Assets................................    602,384     280,615    44,630,615      6,020,615
Long-term debt..............................         --     517,557       517,557        517,577
Shareholders' equity........................   (250,425)   (938,323)   43,411,677      4,801,677



                   RELATED ENTITIES AND CERTAIN TRANSACTIONS



NESS OF TEXAS INTERNATIONAL, INC.



    Ness of Texas International, Inc. was organized on December 31, 1997 for the purpose of acquiring and developing oil and gas properties in the United States and Israel. In January of 1998. Ness of Texas sold 640,000 shares of stock at a price of $1.00 per share to 42 investors, 7 of which were accredited, and in so doing relied on a 4(1) exemption from registration under the Securities Act. This, coupled with the initial issuance of 100,000 shares on January 3, 1998 and 20,000 shares on April 6, 1998 (see below) to Hayseed Stephens, the President and CEO of Ness of Texas, brought the total shares issued and outstanding to 889,200. The board of directors subsequently authorized and issued an additional 2,952,000 shares to Mr. Stephens on April 22, 1998 (see below), thereby increasing the total number of issued and outstanding shares to 3,841,200. The total number of authorized shares is 200,000,000.



    The 100,000 shares referred to above were issued to Mr. Stephens pursuant to the original organization of Ness of Texas. The 20,000 shares represent a 20% stock dividend to all shareholders of Ness of Texas. The board voted 2,952,000 shares to Mr. Stephens in recognition of his 20 plus years of service and for his work in acquiring the lease in Israel. Mr. Stephens currently owns 3,086,400 shares of Ness of Texas, consisting of the above plus a private purchase of 14,400 shares from an individual on May 14, 1999. Of the 3,841,200 common shares of Ness of Texas currently outstanding, Hayseed Stephens owns 80.3%.

HESED ENERGY INTERNATIONAL, INC.



    Hesed Energy International, Inc. is also an affiliate of Ness Energy International, Inc. Hesed was organized in October of 1993. On August 15, 1997, Hesed sold 318,000 shares of common stock for $1.00 per share. On April 30, 1998, Hesed offered certain "units" of common stock and warrants which, in the aggregate, consisted of 2,168,000 common shares and 720,000 warrants with each unit consisting of 27,100 shares valued at $1.85 per share and 9,000 warrants exercisable at $2.50 per share within 18 months. Hesed Energy International, Inc., was originally named Ness Energy International, Inc., but we changed the name to Hesed Energy International, Inc. by Articles of Amendments filed on August 10, 1999. Those Articles also show that as of August 6, 1999, Hesed had 8,200,381 shares of common stock outstanding and has 72 shareholders. There are currently 8,435,031 common shares of Hesed Energy International, Inc. outstanding of which Hayseed Stephens own 6,200,000, or 73.5%.



HESED OIL AND GAS LEASE TRANSACTION IN ISRAEL



    On October 13, 1998, Hesed signed a contract to acquire the "Hesed License" covering 55.3 square miles in an area at the Southwest end of the Dead Sea. The license is subject to a 12.5% royalty interest retained by the Government of Israel. The Israel Oil Company (IOC), the original lessee, also retains a 12.5% working interest after payout. The financial statements of Hesed indicate an investment in the lease of $102,640 and a receivable from Ness Energy International, Inc. of $547,028 and a payable to Ness of Texas of $617,941 as of December 31, 2000.



    Ness of Texas International, Inc. loaned $200,000 (US) to Hesed for the purpose of initiating the process of acquiring the above license. Hesed then deposited this amount in Texas Bank, Weatherford, Texas to secure a Letter of Credit to IOC to assure that Hesed would begin the drilling process for a well to a depth of 3,000 meters or deeper. After the drilling process begins, Israeli Oil Company will release $150,000 of the letter of credit, retaining $50,000 as consideration for the license and all geologic and geophysical data. See "Description of the Company's Property".



    Administrative costs associated with the Israeli project has been financed with funds from private offerings and debt. These expenditures enabled the continuing process of locating and contracting with professionals to plan, coordinate, and oversee the drilling of the proposed wells. It also made possible the continuing of the process of obtaining financing for the project and for ordinary administrative functions. Costs related to the project for the year 2000 are as follows:



Salaries & Payroll Taxes....................................  $  427,584
Business Promotion & Meetings...............................  $   70.475
Outside Service.............................................  $   43,975
Professional Service:
    Accounting & Legal......................................  $  364,763
    Engineering & Drilling..................................  $  440,790
Travel......................................................  $  106,473
Utilities...................................................  $   42,352
Miscellaneous...............................................  $   25,504
      Total.................................................  $1,521,916



    In order to drill both wells, approximately $5,000,000 for the re-entry well, and $30,400,000 for the deep well will have to be obtained. If commercial quantities of oil and/or gas are discovered, the well(s) will have to be completed to enable production and sale of product at a cost of about $1,100,000 for the first well and $5,000,000 for the second.

                                    BUSINESS


    During the period from March 1, 1979 to March 31, 1981, we conducted no substantial business, received no material income and had no material assets or liabilities. On March 31, 1981, a new management group took control and moved the office from Spokane, Washington to Wichita, Kansas. This new management group conducted the operations in two primary segments: oil and gas and real estate. Activities from March 31, 1981, through December 31, 1984, were limited due to unavailability of funds. However, we did enter into a purchase agreement for an office building in Wichita, Kansas and several oil and gas projects, plus made a few stock acquisitions during this period of time. Unfortunately, the investments did not sustain the operations and the solicitation of additional working capital became more difficult, causing us to become inactive.



    Our principal business is exploration for, and development of, oil and natural gas, particularly in Israel:



    a) the re-entry and drilling to 11,000 feet of the Har Sedom #1 well first drilled in 1985, and,



    b) the drilling of the Elohim Perazim #1 deep test well. Both wells are located in the Hesed license area. (See "Plan of Operation")



    During the years 1985-1987, we were seeking working capital to continue operations but because of a downturn in the oil and gas industry in the period from 1986-1987, project funding became more and more difficult. The lack of working capital caused us to become dormant. During these years, several opportunities were presented to revive operations but were perceived by management as not favorable to our interests or did not close due to the inability of the interested parties to do so.



    On December 22, 1997, a change of control occurred and new officers and directors were appointed. Since that time, the President, Hayseed Stephens, has principally conducted Ness' business.



    Ness Energy International, Inc. has not been involved in any bankruptcy, receivership, or similar proceeding and has undergone no material reclassification, merger, or consolidation during the dormant years from January 1, 1985, through September 30, 1997. However, on October 8, 1997, an agreement was made to revive Ness by issuing 14,150,000 shares of stock to Harold (Hayseed) Stephens for certain oil and gas properties located in Parker County, Texas. On December 22, 1997, Mr. Stephens became President of Ness at the completion of this agreement.



    Hayseed Stephens has drilled and operated wells in the following Texas counties: Taylor, Jones, Parker, Stephens, Throckmorton, Haskell, Palo Pinto, and Schleicher. Average depth was 4,000 feet and the completion success percentage is 70%. Drilling contractors used were Smalley Drilling, Cisco Drilling, and Pete Thurman Drilling.



    We presently sell all of our gas production from the Greenwood Prospect to one customer, Mitchell Energy, under competitive contract. Should Mitchell at some time in the future refuse to purchase our production, our operations could be adversely affected as no other gas purchasing companies have pipelines in the area.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS



    Our revenues for 1999 and 2000 were derived solely from the gas wells on what we call the Greenwood Prospect, a gas field in Parker County, Texas in which we hold a 25% working interest. This field is in the official records as the Coffey (Middle Strawn) field, but will be referred to elsewhere in this document as the Greenwood Prospect. Gross revenues from this interest for 1999 were $21,208 and $ 27,019 for 2000.



    In September, 1999 our affiliated company, Hesed, was granted the Metzada License from the state of Israel. Hesed as a 87.5% interest, the state of Israel a 12.5% interest. This license is contiguous to the northern border of the Hesed License, extends northward along the Dead Sea, and contains 91,125 acres.



    We are continuing with our plan of exploration for and development of oil and natural gas in Texas and in Israel and to achieve profitable operations. A seismic study, funded by us, in the Hesed License area in Israel is currently in progress (See "Business"). In 2000 we contributed capital for a geological and geophysical study on the Metzada License and to a drilling contractor in Israel to establish an agreement to re-enter the Har Sedom #1 in the Hesed License. Continued progress toward achieving our objectives is dependent upon acquiring additional capital resources. (See LIQUIDITY AND CAPITAL RESOURCES below). Management is actively pursuing the combining of Ness with related companies, Hesed and Ness of Texas as they have common ownership and common objectives.



LIQUIDITY AND CAPITAL RESOURCES



    Although natural gas prices have increased by approximately 186%, revenue is limited due to the volume of gas produced by the wells in which we have an interest. During 2000, we made private placements totaling $117,943 for the issuance of 114,819 restricted shares of its common stock. We also received $517,557 through the establishment of long-term debt (see Note 4 to the Financial Statements). We received services of $78,700 and will receive future services of $759,820 in exchange for 58,983 and 750,000 shares of its common stock respectively (see Notes 6 and 8 to the Financial Statements).



RESULTS OF OPERATIONS--COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND
  DECEMBER 31, 2000.



    REVENUES. Operating revenues for fiscal year ended December 31, 1999 were $21,208 with an operating loss of $1,885,442.



    Operating revenues for fiscal year ended December 31, 2000 were $27,019, a 27% increase from 1999 with an operating loss of $1,544,802. The 27% increase in revenues over 1999 is attributed to an increase in gas prices over the last seven months of 2000.



    COSTS AND EXPENSES. Costs and expenses for fiscal year ended December 31, 2000 increased by $8,369 or 35% to $32,288 as compared to $23,919 for the year ended December 31, 1999. This was primarily due to higher equipment depreciation and lease depletion expense, partially offset by lower lease operating costs. General and administrative costs in 2000 decreased by 18% to $1,540,358 as compared to $1,889,035 in 1999. This is the net result of expensing the contingency of $1,229,000 in rig payments in 1999 and an increase of $862,106 expenses incurred for the Israel project.



    NET INCOME. The net loss for the fiscal year ended December 31, 2000 was $1,544,802 compared to net loss of $1,885,442 for fiscal year ended December 31, 1999, representing ($.03) and ($.04) per share, respectively. Again, as in cost and expenses, this decrease in net loss was primarily the net result of a $1,229,000 expense included in costs of the Israel project associated with the contingent liability for the rig deposit in 1999 and an increase of other expenses incurred for the Israel project in the amount of $862,106 in 2000.

OTHER TRANSACTIONS



    On November 23, 1998 we were served with a lawsuit filed in the Orange County, California Superior Court, Case No. 801789. A group of twenty-eight investors alleged that 2,602,500 shares of Kit Karson (now Ness) stock was converted which belonged to them. On December 22, 1998 these investors obtained a preliminary injunction restricting the company from re-issuing, transferring, or disposing of 2,602,500 shares of Kit Karson stock to third parties. Due to the cost of litigation, timing, and potential problems that could hamper future funding, the board of directors believed it was in the best interest of the company to settle the suit and issue the shares. The shares were valued at $0.52, the price on the day of settlement.



    On March 22, 2000, the board of directors agreed to exchange $1,000,000 in Ness common stock (780,488 shares at $1.28 current market price) for $1,000,000 in Restaurant Teams International, Inc. (RTIN) common stock (1,000,000 shares at $1.00 current market price). RTIN had an agreement to purchase a chain of restaurants however, part of their financing failed to perform and they were unable to complete the purchase. Their stock value has continued to decline and the devaluation is reflected in the financial statements of Ness.


                     DESCRIPTION OF THE COMPANY'S PROPERTY


    We acquired a 25% working interest on December 22, 1997 (effective date of January 1, 1998) in the Greenwood Prospect located in Parker County, Texas. The Greenwood Prospect is a developmental, multi-pay (oil and/or gas in commercial quantities at more than one formation), Strawn Sand Field, located about 35 miles due west of Fort Worth. This 1100-acre field in the Fort Worth basin is in its early state of development. These particular leases were drilled initially to find production in the conglomerates. This proved unsuccessful, but a 2,800-foot Strawn Sand was discovered to be very successful in two wells on Greenwood leases. One well produced 310,000 MCFG (Million Cubic Feet of Gas); while the other one produced 244,000 MCFG in six years. In 1972 they were both plugged while still producing, due to low gas prices.



    The Greenwood Prospect field was reactivated in 1984 to produce the leftover gas from the 2,800-foot sand while gas prices were high. Hayseed Stephens Oil, Inc. then discovered, upon testing, completion, and production, that other shallower Strawn Sands also were very commercially productive. These wells are drilled on 40 to 80 acre spacing and each producing well, in this field, averages between 300,000 MCFG to 1 BCFG (Billion Cubic Feet of Gas), only drilling to a depth of 3,000 feet. The known productive zones are located at 2,800 feet, 2,100 feet and 1,850 feet on the leases within the Greenwood Prospect. Other potentially productive zones are also known in the area ranging from 500 feet to 1,600 feet.



    There are currently 5 gas wells on these leases in which we own a 25% working interest. Gas sales from these wells for our working interest was $27,019 for 2000. Lease operating expenses, production taxes and compression expenses totaled $9,593, leaving a profit from this lease of $17,426.



    We presently sell all of our gas production from the Greenwood Prospect to one customer, Mitchell Energy, under competitive contract. Should Mitchell at some time in the future refuse to purchase our production, our operations could be adversely affected as no other gas purchasing companies have pipelines in the area.



    A reserve report and equipment evaluation was prepared on the Greenwood leases as of January 1, 2001. The reserve report reflects a present value, discounted at 10%, of $405,710 and the equipment is valued at $22,058 for the 25% working interest owned by us as of December 31, 2000.



    In the spring of 1998, Hesed entered into a contract with the Israel Oil Company (IOC). Accordingly, Hesed was entitled to acquire, subject to regulatory approvals in Israel, drilling rights in part of the Dead Sea area in Israel. This was, subsequently, designated as the "Hesed License." In early fall, 1998, the necessary regulatory approvals in Israel were granted. While the Hesed License itself was granted to IOC, the Petroleum Commissioner specifically approved IOC's assignment of the rights in over 95% of the license area to Hesed. Pursuant to its agreement with Hesed, IOC retained a 12 1/2% back-in-after-pay-out working interest (see below) in the first well to be drilled by Hesed in the area of the Hesed License. The Israeli regulatory authority set an April 1, 2000 deadline for beginning to drill (spudding-in) a well within the Hesed License area. That date has since been extended to June 1, 2001 so additional funding arrangements can be put in place to allow Ness to acquire 45% of the working interest in the Hesed License and pay for re-entry in the Har Sedom #1 well. The estimated total cost of drilling (re-entering) the first well is approximately $5,000,000.



    A back-in-after-payout working interest is a working interest in a well that becomes activated, or begins participating in the revenue streams, at a point in time when the revenue streams from oil and/or gas production equal the total of all costs associated with leasing, drilling, testing, completing, and operating the well. At that point, the well is considered to have reached "payout". The working interest owners paying 100% of the costs of the well before payout have their working interest percentage proportionately reduced by the percentage owned by the parties possessing the back-in-after-payout working interest.



    The Hesed lease is considered a license until production is established. When production is established, the Israeli government will issue a lease to Hesed. The lease will be perpetual as long as production continues. If any well drilled on the lease is a dry hole, Hesed will be granted a two-year extension to develop the license by drilling additional wells and/or shooting seismic data over the license area within the two-year extension period.



    On October 14, 1998 Ness, which will be the drilling operator, entered into a contract to purchase a drilling rig to be used to drill the Elohim Perazim test well in Israel. The contract calls for a total purchase price of $2,450,000 with payments of $500,000 to be made on each of November 18, 1999 and December 3, 1999, and the balance due January 15, 2000. Title to the rig is to pass upon completion of the contract. Payments of $240,000 and $500,000 were made in October and November, respectively, but the balance due has not been paid. In addition, two $42,000 payments were made to extend the time available to enter into the purchase contract. A balance of $1,710,000 is owed on the rig.



    In addition, Ness entered into a contract on September 23, 1999 that provided for the refurbishment and mobilization of the above rig for $2,200,000. The funds were to be put into escrow upon the purchase of the rig. Escrow is to be distributed as work is completed on the refurbishment and mobilization. As of December 31, 2000, we had paid $405,000 toward the refurbishment. A balance of $1,795,000 is owed on the refurbishment of the rig.



    Ness has received a notice of default from the seller of the rig. We rejected this notice since: (1) the terms of the purchase were changed by the parties at the time of the initial payment under the rig purchase agreement; (2) there is no provision for default in the agreement; and (3) any disputes arising under the contract are to be settled by arbitration and no request for arbitration has been requested by either party. Nevertheless, all deposits on the above contracts have been charged to operations and are reflected in the expenses related to the Israeli project.


                               PLAN OF OPERATION


RISKS OF CONDUCTING DRILLING OPERATIONS IN ISRAEL



    Other than the risk of Israeli-Palestinian hostilities as mentioned in the "Risk Factors", operations in Israel present a minimum of risk. Hundreds of wells have been drilled in all of Israel in the last fifty years by foreign and domestic oil and gas companies. Israel has a stable democratic government that is very pro-business, with laws that encourage foreign investment. The environmental laws are not nearly as restrictive as those in the U.S., and compliance is less expensive. Additionally, the wells will be drilled in an area of no vegetation and near a body of water in which no life can exist. As to currency translation, again Israel is very pro-business and has a history of protecting the stability of currency exchange.

THE HAR SEDOM #1 PROSPECT



    This is an existing well, drilled to a depth of 5,000 feet in 1985 by Ness of Texas, Inc. and three Israeli oil companies; Paz, Sismiea, and Israeli National Oil Company. At this depth a bit broke off. This occurrence, coupled with a worldwide crude oil price at the time of $8.50 per barrel, prompted the Israeli companies to abandon the project. Current prices and new technology have prompted the parties, along with Ness Energy, to revive the project and re-enter the well.



    We plan to drill this well to a depth of 10,500 to 11,000 feet. Since we will be about 50% to this objective upon re-entry, we should, given the velocity of the drilling rig we plan to use, be able to penetrate the potential pay zone in 70-90 days from onset of drilling.



    In drilling this well, we should gain geological information that will be valuable in the later drilling of the deep test well Elohim Perazim.



    This prospect is projected to yield about 10,000 barrels per day of oil within a 9-10 million barrel reserve. This production will sustain the daily requirements of a small refinery located less than two miles from the well site, the Dead Sea Works. Transportation to this facility could be by truck or pipeline. Any cash flow from this project will be used in the deep well project.



    The Har Sedom project requires a $6,100,000 AFE to drill to completion. If the project were self-underwritten, Ness Energy would retain 75% of the net royalty interest, less estimated administrative and operating expenses of 15-18%.



    The minimum offering proceeds will provide $5,000,000 for this project, the amount required to drill the well. We feel that if the well is successful, we will then be able to raise the additional $1,100,000 for completion from this offering when the results are known.


THE ELOHIM PERAZIM # 1 PROSPECT


    Since 1982, Stephens has believed that a major deposit of oil and gas lies at the southwest corner of the Dead Sea in Israel. Ness has an agreement to provide the necessary funds for the drilling and completion of a deep test on the Hesed License issued to Hesed Energy International, Inc.


    The Hesed License covers approximately 55.3 square miles at the southwest end of the Dead Sea. We plan to drill the initial well, Elohim Perazim #1, past 20,000 feet. The estimated total cost of drilling and completing this well is $30,392,949.


    The Hesed License, also known as the company's Israel Project, is located at the southwest end of the Dead Sea. The Dead Sea has generated hydrocarbons and contains trapping mechanisms to rank the potential fields discovered as super-giants, based on current and available literature. This is supported by a report prepared by Mr. Edwin C. Lockabaugh, a Geophysical Consultant with Independent Oil Partners Limited Partnership, Midland Texas. He states in his report:



    1. Approximately twenty (20) major oil fields currently producing in the Gulf of Suez have the same geological environment as the Prospect.



    2. Five of these fields are classified as "super giant fields", i.e. fields having a minimum of five hundred million barrels of recoverable oil.



    3. Of these super giant fields, one is in the Red Sea just off the tip of the Sinai Peninsula in Saudi Arabia, two are in the Gulf of Suez in Egyptian territory, one is off the Sinai Peninsula in Egyptian territory, and the fifth is the Alma Field located off the coast of Sharm-Al-Sheik at the tip of the Sinai Peninsula.

    4. Alma field, drilled and developed by Superior Oil Company in 1978-79 when Sinai Peninsula was still Israeli territory, and returned to Egypt as part of the Israel-Egypt Peace Treaty, is geologically and geophysically closely analogous to the Prospect.



    5. Gulf of Suez, Red Sea, Gulf of Aquaba, Dead Sea, and Lake Tiberias all originally formed as part if the same geological fault system.



    6. The area down the right side of Sinai Peninsula to the Mediterranean is know as the Jordan Valley rift valley created by Africa and Asia pulling apart.



    7. A rift valley occurs in the Red Sea with the Arabian Peninsula pulling away from the African Nubian Desert and splitting at the tip of the Sinai Peninsula with the left hand side rising into the Gulf of Suez and the right hand side going up through the Jordan River Valley into Syria and then into the mountains of Turkey.



    8. This pulling apart of areas is geologically known as a divergent plate margin; statistically, about 25% of the world's known giant oil fields occur within divergent plate margins.



    9. Gulf of Suez and the Jordan River Valley both opened at the same time geologically and both have the same marine sedimentation and same environment for accumulation of oil.


    Even though Israel contains much of the same type of hydrocarbon formations as the remainder of the productive Middle Eastern countries, geo-politics has played a major role in the non-development of oil resources there. To date, only twenty-two wells have been drilled in this region. Of these twenty-two wells, only seven are considered to be geologically viable and of the seven, only two are considered to be significant, valid tests of geological premise. In the last ten years, more seismic, magnetic and gravity surveys have been run. This new data has added significantly to the knowledge base.


    By contract, we have total access to all information collected by the Israel Oil Company. This includes seismic line data and analysis, engineering reports, geological and geophysical surveys. Also, from the drilling of test wells, well logs, drill stem tests, and well core hole cuttings were made available.



    We also have had three geological and geophysical surveys completed and this new data has added significantly to our knowledge base. Currently, new seismic interpretations are in the final stages of being processed using the latest technology and will further our drilling location analysis.



    The Dead Sea area has similarities to that experienced in the North Sea. A Geological Report prepared for Ness states in part:



       "Salt sealed basins are a worldwide phenomenon and are usually related to pull-apart events. Salt-sealed basins, such as the Caspian Basin in CIS, West Africa (Gabon), and the North Sea have been known and productive for some time. During the review of the literature it became obvious that Israel is following a discovery trend similar to that of the North Sea. Exploratory drilling of the North Sea Basin was begun in the East of England in 1919. This drilling was based on surface oil seeps. The first wells were drilled either on the seeps or close to them. The pattern of exploratory effort was interspersed with long breaks as in the case of Israel until 1964. During this entire period, 16 small oil and gas fields were discovered in Eastern England and Scotland, which are peripheral parts of the North Sea Basin. All these fields had very small production and therefore the "expert's" general consensus was very low for finding oil and gas in the North Sea. In 1964 the exploration effort by the smaller independents moved offshore into the deeper graben. The main targets were located under the salt of the rift. As a result of this change in concept, a few large gas fields were found in the horizon immediately below the salt. In short order the development work progressed, more information derived and as a consequence the supergiant oil fields Eklfisk and Gullfaks were added to the reserve base. As noted, primary exploration was carried out on the peripheral parts of the basin in which the salt was absent. The result of the first stage was very modest. Only the change of the direction, going to the deeper part of the basin and the exploration of the deposits overlapped by salt, brought good results.



       The oil exploration program in the State of Israel and in particular in the Dead Sea region, has occurred in four waves. The first wave was from 1953-1959 and for the most part were in rim areas. In the second wave, 1966-1968, 3 wells were drilled with an average depth of 2,700 m (8,858 ft). The third was was from 1975-1976. Two wells were drilled with an average depth of 2,900 m (9,514 ft). The fourth wave, 1980-1985, affected both the Northern Israel and the Dead Sea regions. One well in the Dead Sea region was deepened and produced light oil, but, later was declared non-commercial. A total of 5 wells were drilled and for the most part these were shallower than the previous attempts. The early exploration program dealt with drilling for structures to the west of the rim area. The result of this shallow drilling was the discovery of three gas fields some 18 km (11 miles) to the west of the target. During the second and third waves the exploration idea was to move toward the graben features, but, again they mainly were testing features to the west of the main graben fault, i.e., shallow rim blocks or an intermediate depth blocks. There were four wells drilled to the east of the main fault but their intent was not to check deep fault blocks of the graben.



       The Dead Sea graben is a rift valley formed by the opening of the Mediterranean Sea. This action was part of the other African-Syrian rift systems. Technically the rift is described as a series left lateral, en echelon, left-stepping strike-slip faults. It is estimated that movement has been in excess of 100 km. There is no one singular fault plane; however, where two faults overlap, very deep and narrow grabens formed (so-called pull-apart). There are three grabens along this trend of which the Dead Sea is the largest. The Dead Sea graben is some 230 km long by 15 km wide (143 miles by 9.4 miles) and is underlain with bituminous marls of the Senonian.



       Oil from seeps, collected asphalt on the land and shows in various wellbores were tested geochemically during the 1980's. The results of this testing demonstrated that all the oils were from one source. The source was traced back to the Senonian (Cretaceous). (Source: Sedom Deep 1, Recommendation for Drilling, The Israeli National Oil Co, Ltd, August, 1991, p.69.) In the region of the deep graben the source beds are estimated to be in excess of 150 meters thick. According to the Israelis this source bed is some 30 times richer than the average source bed of the North Sea. The target fault block is some 85km2 and would have the potential for a giant or supergiant type of discovery. Two main reservoir rock types are projected to be encountered in the deep basin. Overlaying these reservoir rocks is a thick layer of salt. This salt would act as the seal for the field. It should be noted that over one-half of the world reserves, including most of the Middle East, are associated with salt and evaporites acting as seals or producing the necessary tectonic activity to trap oil."



    The shallow gas fields, rimming the Dead Sea graben, show that hydrocarbons are generated and trapped in the sediments of the deep graben. As in the case of the North Sea, wells drilled sub-salt in the Dead Sea Rift Valley will be the wells that discover the giant and super-giant fields of this region. This idea takes support from a report prepared by J.K. Arbenz, Oil Potential of the Dead Sea Area, Sismica Oil Exploration, May 1984, Report No. 84/111:



    "The Dead Sea is famous since biblical times for its abundance of asphalt seeps (Genesis 14:10). Lately, hydrocarbons have been found in several boreholes. These hydrocarbons can be divided into several types (Tannenbaum, 1983; Spiro et al, 1983):



    - Gas in the Zohar, Kidod, and Qana'im fields, on the western rim of the graben.



    - Light Oil (30 degree API) in Triassic formations in Massada 1, and Tsuq Tsmnir 1, the latter producing 30 bbl/day.

    - Heavy oils at various depths in many of the drill holes east of the Zohar field along the western graben Rim, in rocks of Paleozoic to Quaternary age, showing various degrees of maturity, and of alteration by groundwater flushing and biodegradation.



    - Altered asphalts in surface seeps, fractures, and porous rocks along, and in the vicinity of, graben-related faults.



    - Immature asphalts occurring as occasional blocks and lumps floating on the waters of the Dead Sea."


                               LEGAL PROCEEDINGS


    In January 2000 the company was served with a lawsuit demanding payment to the plaintiff of 500,000 shares of our common stock. The suit is filed in the United States District Court for the District of Kansas, bearing civil action number 00-1018-JTM. The plaintiff was not a shareholder at the time present management took control of Ness Energy International, Inc. (then Kit Karson Corporation) on December 22, 1997, and had not been a stockholder since November 1985. Management all along believed that the plaintiff had no standing to bring this legal action and that the demand was totally without merit. On August 9, 2000 the court ordered the suit dismissed with prejudice.



    In July 2000, we were served with a lawsuit demanding payment of a $325,000 commission on the purchase of an Ideco 3000 drilling rig by the Company from Interfab, Ltd. This action was filed in the District Court of Ector County, Texas. We are vigorously defending this claim, as the purchase of the rig is not complete and the seller had agreed to pay any commission due.



    In December 2000, the company was named as a codefendant in a lawsuit filed in the US District Court for the Southern District of Texas. The plaintiff demands the return of a $200,000 investment in common stock and other damages. The plaintiff is an investor in Hesed Energy International Inc., a privately held affiliate of the company and not the company itself. Management believes that the plaintiff has no cause of action against the company and is actively defending this suit.

                           PRICE RANGE OF THE SHARES

    The shares are traded in the Over-the-Counter market and quoted in the NASDAQ system under the symbol "NESS" on the Electronic Bulletin Board. The range of high and low bid quotations for each quarter during the current fiscal year, as quoted in the NASDAQ System, is set out in the table that follows. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

YEAR ENDING DECEMBER 31, 1999                                   HIGH       LOW
-----------------------------                                 --------   --------
First Quarter...............................................   $0.49      $0.19
Second Quarter..............................................   $0.47      $0.36
Third Quarter...............................................   $4.81      $0.42
Fourth Quarter..............................................   $2.00      $1.03


YEAR ENDING DECEMBER 31, 2000                                   HIGH       LOW
-----------------------------                                 --------   --------
First Quarter...............................................   $1.63      $1.03
Second Quarter..............................................   $1.13      $0.63
Third Quarter...............................................   $1.94      $0.75
Fourth Quarter..............................................   $1.38      $0.78



YEAR ENDING DECEMBER 31, 2000                                   HIGH       LOW
-----------------------------                                 --------   --------
First Quarter...............................................   $0.59      $1.03
                                                               -----      -----



    The closing bid price of the shares on May 1, 2001, as quoted in the NASDAQ System for the Electronic Bulletin Board, was $0.64 per share with a volume of 121,700 shares traded.

                                   MANAGEMENT

    Our directors and executive officers and key consultants are as follows:


NAME                                                AGE              POSITION            IN OFFICE SINCE
----                                              --------   -------------------------   ---------------
Harold "Hayseed" Stephens(1 )                        62      President, CEO & Director        1997
Mary Gene Stephens(1)                                61      Secretary & Treasurer            1997
Mark Bassham                                         40      Director                         2000
Richard Nash                                         56      Director                         1999
Bob Lee                                              59      Chief Financial Officer          2000
Robert G. Fowler                                     72      Consultant                       2000
Robert L. Kincheloe                                  64      Consultant                       2000


------------------------

(1) Harold "Hayseed" Stephens and Mary Gene Stephens are husband and wife. There are no other family relationships between the directors and officers.


    HAROLD "HAYSEED" STEPHENS, President & Director, graduated from Hardin Simmons University in 1961 with a BS degree. Mr. Stephens founded Hayseed Stephens Oil & Gas Inc. in 1983 for domestic oil and gas operations primarily in Texas and Oklahoma. He also founded Ness Energy International for international operations focusing on Israel for oil and gas concessions. In 1984 - 1985 Stephens partnered with three Israeli companies in a 50 million dollar drilling consortium that leased 400,000 acres located on the western edge of the central and southern portion of the Dead Sea. The Israeli companies are Paz
Group P.O.E.C., Seismic Oil Corporation, and Israeli National Oil Company, all located in Tel Aviv. The lease names at that time were the Tamar, which covers the same area as Ness' Hesed Lease, and the Metzada.


    MARY GENE STEPHENS, Secretary & Treasurer, has been involved in office administration and day-to-day bookkeeping and correspondence for Hayseed Stephens Oil & Gas Inc. and Ness International Energy Inc. for the past
15 years. Mrs. Stephens has also been involved in preparing drilling proposals and joint interest billing and income distribution.


    RICHARD W. NASH, Director, received his B. S. degree in 1970 from East Texas State University. He received his Masters of Education degree from East Texas State University in 1971. In 1980, he received his Doctor of Education degree from Texas A&M (Commerce, Texas branch). Dr. Nash has pastored Victory Temple Church in Enloe, Texas since 1988. Victory Temple is associated with The Living Way Ministries, Willow Park, Texas. During the past five years, Dr. Nash, who is retired, has assisted Mr. Hayseed Stephens in his ministry in South Africa, as well as in Israel. He has made one trip to South Africa and four trips to Israel. The first of which was in 1990 when he accompanied Mr. Stephens and three other oilmen to meet with the Israeli government. From 1980 to 1994, Dr. Nash was Assistant Superintendent of Prairieland Independent School District, near Paris, Texas, until he retired.


    MARK L. BASSHAM, Director, is a veteran Texas Peace Officer of eighteen years and a minister of the gospel. He holds the distinction of being the youngest person ever to be elected to the position of County Sheriff, where he served until 1990, before being commissioned by the Texas Department of Public Safety as a Special Texas Ranger. Bassham joined the Texas and Southwestern Cattle Raisers' Association as an Investigator. Assigned to a twelve county District in Northeast Texas, he investigates all types of agricultural crimes. As Associate Pastor at Victory Temple Church in Enloe, Texas he heads the Church's cattle project with Canaan Land Restoration of Israel, Inc. The project will aid the State of Israel in establishing a beef cattle industry in the Holy Land.


    BOB LEE, Chief Financial Officer, joined Ness as Controller in November 1999. He received his Bachelor of Science Degree in Accounting from Northwestern Louisiana State University in 1965. He began his career as an Accountant at Tenneco, Inc., Houston, from July 1965 to August 1966. From August 1966 through November 1971 he served as an Accountant for Charter International Oil Company,

Houston. From December 1971 until December 1976, Mr. Lee was an Accounting Supervisor for Amerada Hess Corporation at Purvis, Mississippi. He served as Manager of Accounting Operations for Hess Oil Virgin Islands from December 1976 until July 1978. He joined Independent Refining Company, Houston, in August 1978, serving as Controller until August 1981. Mr. Lee served as Accounting Manager and Controller for the Pride Companies in Abilene, Texas, from September 1981 until he joined Ness.



    ROBERT G. FOWLER, Consultant, holds a BS in Petroleum Engineering, 1958, from the University of Oklahoma, and attended the Harvard Advanced Management Program in 1975. He is president and owner of RGF Investments, a private company with investments in oil and gas, banking, telecommunications, and environmental technology. He joined Enserch Exploration, Inc. in 1958, one of the strongest independent oil and gas companies in the nation at the time. He worked in various capacities until he was made Chairman in January of 1991. In December 1991 Mr. Fowler left Enserch to form RGF Investments. He is a member of several professional organizations, include the American Petroleum Institute and the Society of Petroleum Engineers of AIME. It is anticipated that Mr. Fowler will become an officer and director of Ness some time in the future.



    RICHARD L. KINCHELOE, Consultant graduated with a degree in Petroleum Engineering from the University of Oklahoma in 1958 and began his career with Lone Star Producing Company as a Field Engineer. He progressed through the ranks, being promoted to Sr. Vice President of Offshore and International Drilling and production in 1993, a position created for him to take advantage of his knowledge and experience in this area. Mr. Kincheloe gained extensive and intensive experience in drilling and oil and gas production in deep as well as shallow fields, both on and offshore throughout this country and throughout the world. It is anticipated that Mr. Kincheloe will become an officer and director of Ness at some time in the future.


EXECUTIVE COMPENSATION


    The following table shows the annual compensation paid to the officers of Ness Energy International, Inc. in 2000.



              NAME AND PRINCIPAL POSITION                       SALARY
              ---------------------------                 -------------------
Hayseed Stephens, President & CEO.......................              $60,000
Mary Gene Stephens, Secretary/Treasurer.................               36,000
Bob Lee, Chief Financial Officer........................               72,000
Robert Fowler...........................................  See "Consultants"
Richard L. Kincheloe....................................  See "Consultants"


    All compensation and other arrangements with our officers and directors are to be approved by a Compensation Committee of the Board of Directors, a majority of whom are to have no affiliation or relationship with Ness other than as directors.

    Directors are not compensated for attendance at meetings of the board, although certain travel expenses relating to attending meetings are reimbursed.


CONSULTANTS



    Ness has entered into an agreement with Messrs Robert Fowler and Richard Kincheloe for services to be rendered in regards to all of the companies' oil and gas operations and in particular the projects in Israel as well as other international sites. Mr. Fowler and Mr. Kincheloe will be responsible for all exploration, drilling and production on the company leases. As consideration for their services the board of directors has authorized the registrations of 100,000 shares of company stock by way of S-8 registration. Additionally, the we have agreed that Mr. Kincheloe and Mr. Fowler will receive a one per cent (1%) overriding royalty interest on production from wells which they discover and produce for the company, including the wells to be drilled in Israel.

BOARD OF DIRECTORS

    Each of the directors has been elected to serve until the next annual meeting of shareholders. Our directors appoint our executive officers annually. Each of the directors continues to serve until his or her successor has been designated and qualified. Directors currently receive no fees.

PERSONAL LIABILITY AND INDEMNIFICATION OF DIRECTORS


    Our By-Laws contain provisions, which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. Under the Business Corporation Act for the state of Washington a corporation is allowed to indemnify an individual who is made a party to a proceeding because the individual is or was a director provided;
(1) that the person acted in good faith and (2) reasonably believed that the persons actions were in the best interest of the company or didn't go against the best interest of the company. Also, under Washington law, we cannot, and our by-laws do not, provide for indemnification if a proceeding results in the director being judged liable to the corporation or where the director is judged to have received improper personal benefit. We are unaware of any pending or threatened litigation against us or our directors that would result in any liability for which such director would seek indemnification or similar protection.



    The provisions regarding indemnification provide, in essence, that Ness will indemnify directors against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding which arises out of the director's status as an director including actions brought by or on behalf of stockholders (stockholder derivative actions).


    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that such indemnification, in the opinion of the Securities and Exchange Commission, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth certain information regarding beneficial ownership of our common stock, no par value (the only class of stock issued and outstanding), as of December 31, 2000, by (i) each person known by management to be the beneficial owner of more than 5% of the outstanding common stock,
(ii) each director, (iii) each executive officer, and (iv) by all executive officers and directors as a group based on 56,339,030 shares outstanding. See "Description of Securities". Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of common stock set forth opposite their respective names.



                                                      BEFORE THE OFFERING       AFTER THE OFFERING
                                                    -----------------------   -----------------------
                 NAME AND ADDRESS                    NUMBER OF     PERCENT     NUMBER OF     PERCENT
               OF BENEFICIAL OWNER                  SHARES OWNED   OF CLASS   SHARES OWNED   OF CLASS
--------------------------------------------------  ------------   --------   ------------   --------
Hayseed Stephens* ................................   26,497,507**   47.03%     26,497,507     26.03%
  C.E.O. and Director
  365 Cook Road
  Willow Park, Texas 76087

Mary Gene Stephens* ..............................          -0-       -0-             -0-       -0-
  Secretary
  365 Cook Road
  Willow Park, Texas 76087

Mark L. Bassham ..................................          -0-       -0-             -0-       -0-
  Director
  P.O. Box 456
  Cooper, Tx. 75432

Richard Nash .....................................          -0-       -0-             -0-       -0-
  Director
  D245 33rd Street
  Paris, Texas 75460

Bob Lee ..........................................        5,000       nom           5,000       nom
  Chief Financial Officer
  3904 Fairway Drive
  Granbury, Tx. 76094

All directors and officers as a group (7             26,502,507     47.04%     26,502,507     26.05%
  persons)........................................


------------------------


* Harold "Hayseed" Stephens and Mary Gene Stephens are husband and wife. There are no other family relationships between the directors and officers.



** This amount includes 13,650,500 shares owned by Hayseed Stephens Oil Inc. of which Hayseed Stephens is owner and president.



    Of the outstanding shares, 32,347,216 are restricted, and 23,991,814 are free-trading shares.


                           DESCRIPTION OF SECURITIES

CAPITAL STOCK


    Our authorized capital stock consists of 10,000,000 shares of Preferred Stock, par value $0.10 per share, none of which is issued and outstanding, and 200,000,000 shares of common stock, no par value. As of December 31, 2000, 56,339,030 shares of common stock were outstanding.

PREFERRED STOCK


    Our board of directors is authorized to issue, without further stockholder approval, up to 10,000,000 shares of preferred stock from time to time and to fix such designations, powers, preferences and relative voting, distribution, dividend, liquidation, transfer, redemption, conversion and other rights, preferences, qualifications, limitations or restrictions applicable to the shares.


COMMON STOCK

    There are no preemptive, subscription, conversion or redemption rights pertaining to the common stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of common stock be issued. Holders of the common stock are entitled to receive such dividends as may be declared by the board of directors out of assets legally available for that purpose, and to share ratably in the assets available upon liquidation.

    Each share of common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding shares of common stock can elect all of the directors. Significant corporate transactions such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of common stock. Other matters to be voted upon by the holders of common stock normally require the affirmative vote of a majority of the shares present at the particular shareholders' meeting. The directors and officers as a group beneficially own 47.04% of the outstanding stock as of December 31, 2000. Accordingly, such persons will continue to be able to substantially control Ness's affairs, including, without limitation, the sale of equity or debt securities, the appointment of officers, the determination of officers' compensation and the determination whether to cause a registration statement to be filed.

    The rights of holders of the shares of common stock may become subject in the future to prior and superior rights and preferences in the event the board of directors establishes one or more additional classes of common stock, or one or more additional series of preferred stock.

WARRANTS

    For each unit purchased through this offering, the investor will receive two shares of common stock and one warrant to purchase one share of common stock. The warrant will be subject to a Warrant Agreement between Ness and Fidelity Transfer Company, Inc., the Warrant Agent.

    Each warrant shall, when countersigned by the Warrant Agent, entitle the bearer thereof, subject to the provisions thereof and of the Warrant Agreement, to purchase from Ness the number of shares of common stock stated therein, at the price of $2.50 per share, subject to the adjustments provided in
Article III thereof. The term warrant price as used in the Agreement refers to the price per share at which common stock may be purchased at the time a warrant is exercised.

    Warrants may be exercised only on or before a date, which is eighteen (18) months after the date of the warrants (the expiration date). Each warrant not exercised on or before the expiration date shall become void, and all rights there under and all rights in respect thereof under the Warrant Agreement shall cease at the close of business on the expiration date.

    A warrant, when countersigned by the Warrant Agent, may be exercised by surrendering it, at the corporate trust office of the Warrant Agent, or at the office of its successor as Warrant Agent, in Salt Lake City, Utah, with the subscription form set forth in the warrant duly executed, and by paying in full, in lawful money of the United States, the warrant price for each full share of common stock as to which the warrant is exercised and any applicable taxes.

    As soon as practicable after the exercise of any warrant, Ness shall issue to or upon the order of the bearer of such warrant a certificate or certificates for the number of full shares of common stock to which he is entitled, registered in such name or names as may be directed by him, and if such warrant shall not have been exercised in full (except with respect to a remaining fraction of a share), a new countersigned warrant for the number of shares (including fractional shares) as to which such warrant shall not have been exercised.

    The Warrant Agreement provides for adjustment of the exercise price and the number of shares of common stock purchasable upon exercise of the warrants to protect warrant holders against dilution in certain events, including stock dividends, stock splits, reclassification, and any combination of common stock, or the merger, consolidation, or disposition of substantially all the assets of the Ness.

    Ness has agreed to "piggy-back" registration rights for the securities underlying the warrants at its expense during the eighteen months following the issuance of the warrants. In addition, at any time commencing 90 days after the issuance of the warrants, Ness has agreed to register the securities underlying the warrants at the its expense upon notice from the holders.

                              PLAN OF DISTRIBUTION


    This offering is a "best efforts" offering, and will not be underwritten nor will any underwriter be engaged for the marketing, distribution or sale of any shares registered in this prospectus. Sales may be made to purchasers directly by us or, alternatively, we may offer the shares through dealers, broker, finders or agents, who may receive compensation in the form of commissions. Any dealers, brokers, finders or agents that participate in the distribution of shares may be deemed to be underwriters and any profits on the sale of the shares by them and any discounts or commissions received by such dealers, brokers, finders or agents may be deemed to be underwriting discounts and commissions under the Act.


    To the extent required at the time a particular offer of the shares is made, a supplement to this prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of the any underwriters, or dealers, the purchase price paid by any underwriter for the shares purchased, and any discounts, commissions or concessions allowed or re allowed to dealers including the proposed selling price to the public.

    To comply with the securities laws of certain jurisdictions, as applicable, the common stock may be offered and sold only through registered or licensed brokers or dealers. In addition, the common stock may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or other wise.

                          TRANSFER AGENT AND REGISTRAR

    Fidelity Transfer Co., 1800 S. West Temple, #301, Box 53, Salt Lake City, Utah 84115 is the transfer agent and registrar for the Common Stock of the Company.

                                 LEGAL MATTERS


    Daniels McGowan & Associates, p.c., St. Louis, Missouri, will pass upon the validity of the securities offered for Ness.


                                    EXPERTS

    The financial statements for the periods ended December 31, 1999 and 2000 included in this prospectus have been audited by Weaver and Tidwell, L.L.P., Certified Public Accountants, as indicated in their report, and are included herein in reliance upon the authority of said firm as experts in giving the report.

                             ADDITIONAL INFORMATION


    We are a reporting company under the Securities Exchange Act of 1934, as amended. We have filed a Registration Statement on Form SB-2 under the Act with respect to the common stock offered in this prospectus with the Washington, D.C. Office of the Securities and Exchange Commission (the Commission"). This prospectus was filed as a part of the Registration Statement and does not contain all of the information contained in the Registration Statement and the exhibits thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to our company and the securities we are offering, reference is made to such Registration Statement including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract, agreement, or other documents, are not necessarily complete, and in each instance, reference is made to such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits may be inspected without charge and copied at the Washington office of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, and copies of such material may be obtained at prescribed rates from the Commission's Public Reference Room at the same address. You may obtain information on the operations of the the Public Reference Room by calling the SEC at 1-800-SEC-0330. Further, the SEC maintains an Internet Site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

                         NESS ENERGY INTERNATIONAL INC.

                         (A DEVELOPMENT STAGE COMPANY)

                                FINANCIAL REPORT

                               DECEMBER 31, 2000

                                C O N T E N T S

                                                                PAGE
                                                              --------
INDEPENDENT AUDITOR'S REPORT................................     F-2

FINANCIAL STATEMENTS
  Balance Sheets............................................     F-3
  Statements of Operations..................................     F-4
  Statements of Changes in Stockholders' Equity.............     F-5
  Statements of Cash Flows..................................     F-6
  Notes to Financial Statements.............................     F-7
SUPPLEMENTARY DATA
  Supplementary Financial Information on Oil and Gas
    Exploration, Development and Production Activities
    (Unaudited).............................................    F-21

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders
Ness Energy International, Inc.
Willow Park, Texas

    We have audited the accompanying balance sheets of Ness Energy International, Inc. (a development stage company) (the Company) as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended and cumulative amounts since reentering the development stage on January 1, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ness Energy International, Inc. (a development stage company) at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended and cumulative amounts since reentering the development stage on January 1, 1998, in conformity with accounting principles generally accepted in the United States of America.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in its development stage and has insignificant operating revenue. In addition, the Company has limited capital resources and has initiated a new phase of activity, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
March 14, 2001

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                2000       1999
                                                              --------   --------
                                     ASSETS

CURRENT ASSETS
  Cash......................................................  $ 50,760   $414,692
  Investments--available for sale...........................    62,500         --
                                                              --------   --------
    Total current assets....................................   113,260    414,692

OIL AND GAS PROPERTIES
  Oil and gas properties, unproved..........................        --    114,386
  Oil and gas properties, proved............................   142,686     28,300
                                                              --------   --------
                                                               142,686    142,686
  Less accumulated depreciation and depletion...............    21,033     10,911
                                                              --------   --------
    Net oil and gas properties..............................   121,653    131,775

OTHER ASSETS
  Other fixed assets, net of accumulated depreciation of
    $17,656 and $5,083 for 2000 and 1999, respectively......    45,702     55,917
                                                              --------   --------
                                                                45,702     55,917
                                                              --------   --------
TOTAL ASSETS................................................  $280,615   $602,384
                                                              ========   ========

  The Notes to Financial Statements are an integral part of these statements.

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                 2000          1999
                                                              -----------   -----------
                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
  Accounts payable and accrued expenses.....................  $   204,374   $   123,171
  Accounts payable--related parties.........................      497,007       729,638
                                                              -----------   -----------
    Total current liabilities...............................      701,381       852,809

LONG-TERM DEBT..............................................      517,557            --

CONTINGENCIES...............................................           --            --

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock, $0.10 par value 10,000,000 shares
    authorized, none issued                                            --            --
  Common stock, no par value, 200,000,000 shares authorized, shares issued and outstanding 2000 56,339,030; 1999
    54,634,740..............................................    7,747,183     5,790,720
  Retained deficit prior to reentering the development stage
    January 1, 1998.........................................   (2,630,233)   (2,630,233)
  Deficit accumulated since reentering the development stage
    January 1, 1998.........................................   (4,926,964)   (3,382,162)
  Accumulated other comprehensive income....................     (937,500)           --
  Deferred consulting.......................................     (190,809)      (28,750)
                                                              -----------   -----------
    Total stockholders' equity (deficit)....................     (938,323)     (250,425)
                                                              -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)........  $   280,615   $   602,384
                                                              ===========   ===========

  The Notes to Financial Statements are an integral part of these statements.

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                     CUMULATIVE
                                                                                    AMOUNTS SINCE
                                                                                     REENTERING
                                                                                  DEVELOPMENT STAGE
                                                         2000          1999        JANUARY 1, 1998
                                                     ------------   -----------   -----------------
REVENUES
  Oil and gas revenues.............................  $     27,019   $    21,208      $    70,528

EXPENSES
  Lease operating expenses.........................         5,366         8,177           19,128
  Production taxes.................................         1,982         1,584            5,160
  Compression expenses.............................         2,245         3,772            9,298
  Depreciation, depletion and amortization.........        22,695        10,386           38,689
  Litigation settlement............................            --            --        1,392,900
  General and administrative expenses..............     1,540,358     1,889,035        3,539,446
                                                     ------------   -----------      -----------
    Total operating expenses.......................     1,572,646     1,912,954        5,004,621
                                                     ------------   -----------      -----------
    Operating loss.................................    (1,545,627)   (1,891,746)      (4,934,093)

OTHER INCOME
  Interest income..................................           825         6,304            7,129
                                                     ------------   -----------      -----------
    Loss before income taxes.......................    (1,544,802)   (1,885,442)      (4,926,964)

INCOME TAXES.......................................            --            --               --
                                                     ------------   -----------      -----------
NET LOSS...........................................  $ (1,544,802)  $(1,885,442)     $(4,926,964)
                                                     ============   ===========      ===========
Net loss per weighted average share................  $      (0.03)  $     (0.04)     $     (0.09)
                                                     ============   ===========      ===========
Weighted average shares outstanding................    55,626,310    52,916,747       52,799,435
                                                     ============   ===========      ===========


  The Notes to Financial Statements are an integral part of these statements.

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                          ACCUMULATED
                                                         DEFICIT PRIOR    ACCUMULATED
                                                              TO         DEFICIT SINCE
                                                          REENTERING      REENTERING
                                                          DEVELOPMENT     DEVELOPMENT     ACCUMULATED
                                    COMMON STOCK             STAGE           STAGE           OTHER
                               -----------------------    JANUARY 1,      JANUARY 1,     COMPREHENSIVE    DEFERRED
                                 SHARES       AMOUNT         1998            1998           INCOME       CONSULTING      TOTAL
                               ----------   ----------   -------------   -------------   -------------   ----------   -----------
BALANCE,
  December 31, 1997..........  35,809,356   $2,630,233    $(2,630,233)    $        --      $      --     $      --    $        --
    Issuance of common stock
      for oil and gas
      property...............  14,150,000       28,300             --              --             --            --         28,300
    Net loss.................          --           --             --      (1,496,720)            --            --     (1,496,720)
                               ----------   ----------    -----------     -----------      ---------     ---------    -----------
BALANCE,
  December 31, 1998..........  49,959,356    2,658,533     (2,630,233)     (1,496,720)            --            --     (1,468,420)
    Issuance of common common
      stock for:
      Future services........      15,000       30,000             --              --                      (30,000)            --
      Cash...................   1,427,026    1,401,250             --              --                           --      1,401,250
      Settlement of
        lawsuit..............   2,701,500    1,392,900             --              --                           --      1,392,900
      Oil and gas property...     346,719      114,386             --              --                           --        114,386
      Equipment..............      30,500       61,000             --              --                           --         61,000
      Services...............     154,639      132,651             --              --                           --        132,651
    Recognition of services
      performed for common
      stock..................          --           --             --              --                        1,250          1,250
    Net loss.................          --           --             --      (1,885,442)            --            --     (1,885,442)
                               ----------   ----------    -----------     -----------      ---------     ---------    -----------
BALANCE,
  December 31, 1999..........  54,634,740    5,790,720     (2,630,233)     (3,382,162)            --       (28,750)      (250,425)
    Issuance of common stock
      for:
      Future services........     750,000      759,820             --              --             --      (759,820)            --
      Cash...................     114,819      117,943             --              --             --            --        117,943
      Investment.............     780,488    1,000,000             --              --             --            --      1,000,000
      Services...............      58,983       78,700             --              --             --            --         78,700
    Recognition of services
      performed for common
      stock..................          --           --             --              --             --       597,761        597,761
    Net change in unrealized
      depreciation on
      securities available
      for sale, net of tax of
      $0.....................          --           --             --              --       (937,500)           --
    Net loss.................          --           --             --      (1,544,802)            --            --
    Total comprehensive
      loss...................          --           --             --              --             --            --     (2,482,302)
                               ----------   ----------    -----------     -----------      ---------     ---------    -----------
BALANCE,
  December 31, 2000..........  56,339,030   $7,747,183    $(2,630,233)    $(4,926,964)     $(937,500)    $(190,809)   $  (938,323)
                               ==========   ==========    ===========     ===========      =========     =========    ===========


  The Notes to Financial Statements are an integral part of these statements.

                        NESS ENERGY INTERNATIONAL, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                     CUMULATIVE
                                                                                    AMOUNTS SINCE
                                                                                     REENTERING
                                                                                  DEVELOPMENT STAGE
                                                         2000          1999        JANUARY 1, 1998
                                                      -----------   -----------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..........................................  $(1,544,802)  $(1,885,442)     $(4,926,964)
  Adjustments to reconcile net loss to net cash used
    in operating activities
    Depreciation, depletion, and amortization.......       22,695        10,386           38,689
    Recognition of services performed for stock.....      597,761         1,250          599,011
    Stock issued for services.......................       78,700       132,651          211,351
    Change in operating assets and liabilities:
      Accrued expenses..............................       81,203       123,171        1,597,274
      Accounts payable--related party...............     (232,631)      627,074          497,007
                                                      -----------   -----------      -----------
      Net cash used in operating activities.........     (997,074)     (990,910)      (1,983,632)

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures..............................       (2,358)           --           (2,358)
                                                      -----------   -----------      -----------
      Net cash used in investing activities.........       (2,358)           --           (2,358)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds on debt--related party...................      517,557            --          517,557
  Cash received from sale of common stock...........      117,943     1,401,250        1,519,193
                                                      -----------   -----------      -----------
      Net cash provided by financing activities.....      635,500     1,401,250        2,036,750
                                                      -----------   -----------      -----------
      Net change in cash............................     (363,932)      410,340           50,760

CASH, beginning of period...........................      414,692         4,352               --
                                                      -----------   -----------      -----------
CASH, end of period.................................  $    50,760   $   414,692      $    50,760
                                                      ===========   ===========      ===========

  The Notes to Financial Statements are an integral part of these statements.

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION

    Ness Energy International, Inc. (the Company), a Washington corporation, has been involved in the exploration and development of oil and gas reserves. The Company's main businesses of energy and real estate were essentially abandoned by late 1985 due to insufficient operations and capital to support ongoing cash requirements. Between 1985 and 1996 there were no filings with the SEC. An agreement was reached in late 1997 for a change in management control of the Company (Note 11) and the required filings were filed to allow the stock to resume trading. Effective July 6, 2000, the Company changed its name to Ness Energy International, Inc.

    The Company is reentering the exploration and development of oil and gas reserves under the new management. However, due to the exhaustion of all assets prior to the change in management, the Company is deemed to have reentered the development stage as of January 1, 1998.

    The financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. Since the Company is in the development stage, it has limited capital resources, insignificant revenue and a loss from operations. The appropriateness of using the going concern basis is dependent upon the Company's ability to obtain additional financing or equity capital and, ultimately, to achieve profitable operations. The uncertainty of these conditions raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    Management plans to raise capital through the private placement of company stock, debt, and, eventually, through public offerings. Management intends to use the proceeds from debt or any equity sales to further develop oil and gas reserves in the United States and in selected foreign countries. The Company believes that these actions will enable the Company to carry out its business plan and ultimately to achieve profitable operations.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS IN SECURITIES

    The Company has adopted Statement No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, issued by the Financial Accounting Standards Board. In accordance with Statement No. 115, the Company's investments in securities are classified as follows:

    TRADING SECURITIES--Investments in debt and equity securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

    SECURITIES TO BE HELD TO MATURITY--Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

    SECURITIES AVAILABLE FOR SALE--Securities available for sale consist of debt and equity securities not classified as trading securities nor as securities to be held to maturity. All of the Company's investments in securities are classified as available for sale.

    Unrealized holding gains and losses on securities available for sale are reported as a net amount in accumulated other comprehensive income in stockholders' equity until realized.

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Gains and losses on the sale of securities available for sale are determined using the specific identification method.

OIL AND GAS PROPERTY AND EQUIPMENT

    The Company uses the full cost method of accounting for its' oil and gas producing activities, which are located in North Central Texas. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized.

    All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized. During 2000, $114,386 of unproved property was impaired and added to the capitalized costs.

    In addition, the capitalized costs are subject to a "ceiling test," which basically limits such costs to the aggregate of the "estimated present value," discounted at a 10 percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

    Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

    Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

    Prior to 1998, it was determined that the remaining single oil and gas interest was not significant enough to require the disclosures of oil and gas activities required by SFAS No. 69, "Disclosures about Oil and Gas Producing Activities". This lease was transferred to the Company's former president as part of the agreement regarding change in control of the Company.

OTHER FIXED ASSETS

    Other fixed assets include an automobile being depreciated over a life of 5 years on the straight-line basis and furniture and equipment being depreciated over a life of 3 to 5 years on the straight-line basis.

ACCOUNTS RECEIVABLE

    The Company has not provided an allowance for doubtful accounts. The Company's receivables are from related parties and have been netted against the accounts payable--related party (see Note 4). All receivables considered doubtful have been charged to current operations and it is management's opinion that no additional material amounts are doubtful of collection.

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    Deferred taxes are recognized for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

STATEMENT OF CASH FLOWS

    For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

LOSS PER COMMON SHARE

    The loss per common share has been computed by dividing the net loss by the weighted average number of shares of common stock outstanding throughout the year. The Company has no potential common stock.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Depletion was calculated based on engineers estimates of reserves and the unproved property was evaluated based on the future potential. It is reasonably possible that these estimates may change materially in the near term.

FINANCIAL INSTRUMENTS

    Financial instruments consist principally of cash, investments, accounts payable, accounts payable--related party and notes payable--related party. Recorded values approximate fair values due to the short maturities of these instruments. In addition, the interest rate on the notes payable--related party fluctuates with the prevailing prime rate.

CONCENTRATIONS OF CREDIT RISK

    The Company regularly maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

RECLASSIFICATION

    Certain reclassifications have been made to the 1999 financial statements to conform with the 2000 financial statement presentation. Such reclassifications had no effect on income.

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NEW PRONOUNCEMENT

    During 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which had an initial adoption date of January 1, 2000. During 1999, the FASB postponed the required adoption date of SFAS No. 133 until January 1, 2001. In addition, during 2000, the FASB issued SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities" which amends the requirements of SFAS No. 133. These standards require that all derivative financial instruments be recorded on the balance sheet at fair value as either assets or liabilities. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. It is not believed that the adoption of SFAS No. 133 will have a significant impact on the Company's financial statements.

NOTE 3. INVESTMENTS IN MARKETABLE SECURITIES

    Equity securities with a fair value of $62,500 held by the Company are concentrated in the common stock of one company. At December 31, 2000, the investment has an unrealized loss of $937,500.

    The Company had no sales of investments during 2000.

    The Company did not have any investments as of or during the year ended December 31, 1999.

NOTE 4. LONG-TERM DEBT

    Long-term debt consists of the following at December 31, 2000:

Unsecured note payable to the Company's majority shareholder bearing interest at prime plus 2% (11.5% at December 31,
  2000). Subsequent to year end, the date interest and
  principal are due was amended to June 2002................  $277,057
Unsecured note payable to a company related through common
  ownership bearing interest at prime plus 2% (11.5% at
  December 31, 2000). Subsequent to year end, the date
  interest and principal are due was amended to September
  2002......................................................   240,500
                                                              --------
                                                              $517,557
                                                              ========

    Included in accounts payable and accrued expenses is $17,185 of accrued interest due at December 31, 2000 on the above notes. In addition, interest expense on the related party notes of $17,185 is included in general and administrative expenses.

NOTE 5. RELATED PARTY TRANSACTIONS

    In June 1999, the Company entered into a series of agreements with a company related through common ownership whereby the related party will provide the majority of the Company's management, general and administrative services and facilities. The agreements were effective January 1, 1999 and provided for monthly payments of $3,350 through December 31, 2000. Effective January 1, 2000, the agreement was amended whereby the Company now rents office space from the related party and provides management and general and administrative services to the related party. The Company pays rent of $350

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5. RELATED PARTY TRANSACTIONS (CONTINUED) per month and receives $3,000 per month for the management and general and administrative services. The amounts received are recorded as a reduction of general and administrative expenses in the accompanying financial statements. The amended agreement was effective through December 31, 2000.

    A company related through common ownership also collects the net oil and gas revenues from the Company's properties and remits the funds to the Company. In addition, the Company has entered into an agreement with the related company whereby the Company receives $2,750 per month as reimbursement for management, accounting, telephone and copier services. This reimbursement is recorded as a reduction in general and administrative expenses. The agreement is effective through December 31, 2002. At December 31, 2000 and 1999, the Company was owed $37,888 and $3,655, respectively and are included in accounts payable--related party.

    Also included in accounts payable--related party are advances and payments made on behalf of the Company by the related party. This related party owns two licenses that provide for the right to drill for oil and gas in the Dead Sea area of Israel. While the Company does not own the rights in Israel, it is intended that the Company will benefit from the well to be drilled either through a business combination or some other arrangement. Discussions have been held on the method under which the Company will be involved with the project in Israel.

NOTE 6. SUPPLEMENTAL CASH FLOW INFORMATION

    No interest or taxes were paid during the years ended December 31, 2000 or 1999.

    Noncash investing and financing activities for the years ended December 31, 2000 and 1999 are as follows:

    In March 1999, the Company issued 15,150 shares of its common stock as a stock bonus. Compensation was recorded based on the average stock price during the period of service.

    In March 1999, the Company issued 2,602,500 shares of its common stock as a settlement in a lawsuit. The valuation of the stock was based on the stock price on the date of settlement.

    In May 1999, the Company issued 104,315 shares of its common stock in exchange for oil and gas leases. Property of $53,785 was recorded based on the stock price on date of purchase.

    In June 1999, the Company issued 99,000 shares of its common stock as a settlement in a lawsuit. The valuation of the stock was based on the stock price on the date of settlement.

    In June 1999, the Company issued 242,404 shares of its common stock in exchange for oil and gas leases. Property of $60,601 was recorded based on the stock price on date of purchase.

    In March 2000, the Company exchanged 780,488 shares of its common stock for 1,000,000 shares of Restaurant Teams International. Each company's stock was valued at $1,000,000 based on quoted closing prices on the date of agreement.

    In March 2000, the Company issued 200,000 shares of its common stock for professional services to be rendered over a period of time. Deferred consulting of $248,430 was recorded based on quoted closing prices on the date of the agreements.

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. SUPPLEMENTAL CASH FLOW INFORMATION (CONTINUED)
    In March 2000, the Company issued 40,000 shares of its common stock as a bonus to employees that had been accrued at December 31, 1999. Compensation was recorded based on quoted closing prices on the date of the agreements.

    In June 2000, the Company issued 11,725 shares for advertising services. The stock value of $12,950 was based on the daily avearge of the high and low prices during the months the services were performed.

    In July 2000, the Company issued 250,000 of its common stock for professional services to be rendered over a period of time. Deferred consulting of $207,050 was recorded based on quoted prices on date of authorization.

    In September 2000, the Company issued 50,000 of its common stock for professional services to be rendered over a period of time. Deferred consulting of $68,000 was recorded based on quoted prices on date of authorization.

    In September 2000, the Company issued 3,786 shares for advertising services. The stock value of $3,700 was based on the daily average of the high and low prices during the months the services were performed.

    In September 2000, the Company issued 3,472 shares of its common stock as compensation. The expense was recorded based on the average stock price during the period of service.

    In October 2000, the Company issued 100,000 shares of its common stock for professional services to be rendered over a period of time. Deferred consulting of $101,565 was recorded based on quoted prices on the date of the agreement.

    In November 2000, the Company issued 150,000 shares of its common stock for professional services to be rendered over a period of time. Deferred consulting of $134,775 was recorded based on quoted prices on the date of the agreements.

NOTE 7. INCOME TAXES

    Prior to 1998, the Company's last income tax return was filed for 1984 and it showed total operating loss carryforwards at that time of $645,484. It is believed that the Company generated additional operating loss carryforwards as the Company's business wound down in 1985 and 1986. However, no income tax returns have been filed during the period from 1985 through 1993. Due to the changes in control discussed in Note 9, it is believed that the benefits from utilization of any of these carryforwards would be extremely limited. Management has decided that the cost of researching the timing of transaction and preparing income tax returns to document the loss carryforwards for the unfiled years would not be a cost effective use of resources available to the Company. In view of this decision, these potential loss carryforwards have been discounted and are considered to be of no value. The disclosures presented below include the activities of the Company since 1994.

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7. INCOME TAXES (CONTINUED)
    A reconciliation of statutory tax rates to the Company's effective tax rates follows:

                                                                2000       1999
                                                              --------   --------
Benefit at statutory rates..................................     (34)%      (34)%
Losses not providing benefits...............................      34         34
                                                               -----      -----
Effective rate..............................................    -0 - %     -0 - %
                                                               =====      =====

    The deferred tax assets are comprised primarily of the Company's net operating loss carryforwards.

                                                                 2000         1999
                                                              -----------   ---------
Net operating loss carryforward.............................  $ 1,228,207   $ 713,044
Other.......................................................       27,334      19,762
Less valuation allowance....................................   (1,255,541)   (732,806)
                                                              -----------   ---------
Net deferred tax asset......................................  $        --   $      --
                                                              ===========   =========

    The Company's net operating loss carryforwards may be applied against future taxable income. The net operating loss carryforwards expire as follows:

YEAR EXPIRING
-------------
2011............................................  $      977
2012............................................       1,549
2018............................................     103,820
2019............................................   1,990,843
2020............................................   1,544,802

    The net changes in the valuation allowance during 2000 and 1999 are as follows:

                                                                 2000         1999
                                                              -----------   ---------
Balance at beginning of year................................  $  (732,806)  $(509,744)
Balance at end of year......................................   (1,255,541)   (732,806)
                                                              -----------   ---------
Net change..................................................  $  (522,735)  $(223,062)
                                                              ===========   =========

NOTE 8. STOCKHOLDERS' EQUITY

    On March 6, 1998, the Company's Certificate of Incorporation was amended to authorize the issuance of 10,000,000 shares of preferred stock and to increase the number of shares of the Company's Common Stock authorized for issuance by 150,000,000 shares to a total of 200,000,000.

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8. STOCKHOLDERS' EQUITY (CONTINUED)
    Information regarding the Company's stock issuances from the date the Company reentered the development stage is as follows:

                                      VALUE
        DATE            NUMBER OF      PER
       ISSUED             SHARES      SHARE         CONSIDERATION RECEIVED             BASIS FOR VALUATION
---------------------   ----------   --------   -------------------------------  -------------------------------
      01/01/98          14,150,000    $0.002    Oil and gas working interest     Other common stock purchase
                                                                                   transactions by Hayseed
                                                                                   Stephens in January 1998

      03/25/99              15,150      0.33    Services provided                Average stock price during
                                                                                   period of service

      03/25/99           2,602,500      0.52    Lawsuit settlement               Stock price on settlement date
                                                                                   in 1998

      05/14/99             104,315      0.52    Oil and gas working interest     Stock price on date of purchase

      06/01/99              99,000      0.52    Lawsuit settlement               Stock price on settlement date
                                                                                   in 1998

      06/04/99             242,404      0.25    Oil and gas lease                Stock price based on date of
                                                                                   agreement in 1998

      06/07/99             625,001      0.45    Cash

      06/24/99             262,225      0.45    Cash

      08/05/99              53,410      0.44    Promotional material             Stock price at date of
                                                                                   agreement

      09/01/99              30,500      2.00    Automobile                       Stock price of common stock in
                                                                                   private offering

      09/01/99              30,500      2.00    Cash

      09/01/99              20,000      1.75    Cash

      11/30/99               1,000      1.20    Services provided                Closing stock price on date of
                                                                                   authorization by Board of
                                                                                   Directors

      11/30/99               5,079      1.32    Services provided                Average stock price during
                                                                                   period of service

      11/30/99              80,000      1.20    Marketing activities in Israel   Closing stock price on date of
                                                                                   authorization by Board of
                                                                                   Directors

      12/01/99             332,500      2.00    Cash

      12/17/99              15,000      2.00    Future consulting services over  Stock price of common stock in
                                                twenty four months                 private offering

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8. STOCKHOLDERS' EQUITY (CONTINUED)

                                      VALUE
        DATE            NUMBER OF      PER
       ISSUED             SHARES      SHARE         CONSIDERATION RECEIVED             BASIS FOR VALUATION
---------------------   ----------   --------   -------------------------------  -------------------------------
      12/31/99             156,800      2.00    Cash

      03/21/00             200,000      1.24    Future consulting services       Average stock price on day of
                                                                                   agreement

      03/24/00             780,488      1.28    1,000,000 common shares of       Closing stock price on day of
                                                Restaurant Teams Int'l Inc.        agreement

      03/31/00              40,000      1.45    Services provided                Closing stock price on date of
                                                                                   authorization by Board of
                                                                                   Directors

      06/30/00              11,725      1.23    Services provided                Average stock price during
                                                                                   period of service

      07/01/00             250,000      0.83    Future consulting services       Average stock price on date of
                                                                                   agreement

      09/06/00              50,000      1.36    Future consulting services       Average stock price on date of
                                                                                   agreement

      09/20/00              24,256      1.15    Cash

      09/25/00              21,154      1.18    Cash

      09/30/00               3,472      1.13    Services provided                Average stock price during
                                                                                   period of service

      09/30/00               3,786      0.98    Services provided                Average stock price during
                                                                                   period of service

      10/10/00               6,154      0.81    Cash

      10/10/00             100,000      1.02    Future consulting services of    Average stock price on date
                                                issuance                           over six months

      10/12/00               7,560      0.93    Cash

      10/13/00              11,111      0.90    Cash

      11/14/00              23,000      1.00    Cash

      11/16/00               5,000      1.00    Cash

      11/20/00               5,714      0.88    Cash

      11/21/00             150,000      0.90    Future consulting services       Average stock price on date of
                                                                                   issuance

      12/15/00              10,870      0.92    Cash

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8. STOCKHOLDERS' EQUITY (CONTINUED)
    Since the Company reentered the development stage, 765,000 shares of its common shares have been issued for consulting services. The agreements provide for services to be performed over a fixed time period or for a specific dollar amount based on the price for which the shares can be sold. The shares issued were valued at the stock prices at the time of the agreements. The value of the stock issued has been recorded as deferred consulting in shareholders equity and is being recognized as an expense over the time period of the services rendered.

NOTE 9. COMMITMENTS AND CONTINGENCIES

    At December 31, 2000, the Company was party to two lawsuits. One is filed by a party who claimed that they were due a commission on a rig transaction. Plaintiffs seek $325,000 plus attorney fees. The other is filed by a shareholder of an affiliated company, but the Company is also named as a defendant. Management intends to actively assert its legal defenses and believes Plaintiffs are not entitled to any remedy from the Company.

    In 1999, the Company entered into a contract to purchase a drilling rig to be used in the Israeli drilling project. The contract called for a total purchase price of $2,450,000. In addition, the Company entered into a contract that provided for the refurbishment and mobilization of the rig for $2,200,000. As of December 31, 1999, the Company had expended $1,229,000 under the contracts but was in default as the balance on the rig contract was due January 15, 2000. These costs were recorded as an expense in 1999. There were no additional payments made on the contracts during 2000. Management is currently negotiating the completion of the contract and believes that the purchase will be completed.

NOTE 10. MAJOR CUSTOMERS

    The Company sells gas and natural gas liquids to one purchaser. However, management believes the competitive nature of the field and available marketing alternatives do not make the Company dependent on any single purchaser.

NOTE 11. CHANGE IN CONTROL

    During the last quarter of 1997, an agreement was reached and consummated between the Company and Hayseed Stephens, which effectively transferred operating control of the Company to him. All remaining assets of the Company were transferred to its former president.

    The Company filed the require documents with the Securities and Exchange Commission to allow its stock to resume trading on the NASD Bulletin Board in February 1999.

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)



               SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND GAS
               EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES
                                  (UNAUDITED)


    This section provides information required by Statement of Financial Accounting Standards No. 69, DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES.

    The SEC defines proved oil and gas reserves as those estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

    Estimates of petroleum reserves have been made by independent engineers. The valuation of proved reserves may be revised in the future on the basis of new information as it becomes available. Estimates of proved reserves are inherently imprecise.

    Estimated quantities of proved oil and gas reserves of the Company (all of which are located in the United States) are as follows:

                                                              PETROLEUM   NATURAL
                                                               LIQUIDS      GAS
                                                               (BBLS)      (MCF)
                                                              ---------   --------
December 31, 2000--proved developed reserves................      --      119,090
December 31, 2000--proved reserves..........................      --      259,900
December 31, 1999--proved developed reserves................      --      100,834
December 31, 1999--proved reserves..........................      --      242,250

    The Company did not have any proved reserves prior to 1998.

                                                              PETROLEUM   NATURAL
                                                               LIQUIDS      GAS
                                                               (BBLS)      (MCF)
                                                              ---------   --------
Reserves at December 31, 1998...............................      --      252,100
Revisions of previous estimates.............................      --        1,803
Production..................................................      --      (11,653)
                                                                 ---      -------
Reserves at December 31, 1999...............................      --      242,250
Revisions of previous estimates.............................      --       25,945
Production..................................................      --       (8,295)
                                                                 ---      -------
Reserves at December 31, 2000...............................      --      259,900
                                                                 ===      =======

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)



               SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND GAS
               EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES
                                  (UNAUDITED)


    The standardized measure of discounted estimated future net cash flows, and changes therein, related to proved oil and gas reserves for the years ended December 31, 2000 and 1999 is as follows:

                                                              2000           1999
                                                              ----         ---------
Future cash inflows.........................................  $1,353,400   $ 432,805
Future development and production costs.....................    (572,960)   (270,016)
Future income tax expense...................................          --          --
Future net cash flows.......................................     780,440     162,789
10% annual discount.........................................     374,730      57,334
Standardized measure of discounted future cash flows........  $  405,710   $ 105,455

    Primary changes in standardized measure of discounted future net cash flow for the years ended December 31, 2000 and 1999 are as follows:

                                                                2000       1999
                                                              --------   --------
Change in sales price and production costs..................  $336,246   $35,518
Change in estimated future development costs................   (46,746)       --
Sales of oil and gas, net of production costs...............   (17,426)   (7,675)
Accretion of discount.......................................    10,546     7,056
Net change due to revision in quantity estimates............    46,590        --
Other.......................................................   (28,955)       --
                                                              --------   -------
 ............................................................  $300,255   $34,899
                                                              ========   =======

    Estimated future cash inflows are computed by applying year end prices of oil and gas to year end quantities of proved developed reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves in future years, based on year end costs and assuming continuation of existing economic conditions.

    These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the SEC. Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows do not necessarily represent management's assessment of future profitability or future cash flow to the Company.

    The aggregate amounts of capitalized costs relating to oil and gas producing activities and the related accumulated depletion and depreciation as of December 31, is as follows:

                                                              2000         1999
                                                              ----       --------
Unproved properties.........................................  $     --   $114,386
Proved properties...........................................   142,686     28,300
Accumulated depletion and depreciation......................   (21,033)   (10,911)
                                                              --------   --------
Net capitalized costs.......................................  $121,653   $131,775
                                                              ========   ========

                        NESS ENERGY INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)



               SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND GAS
               EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES
                                  (UNAUDITED)


    The costs, both capitalized and expensed, incurred in oil and gas producing activities during the years ended December 31, 2000 and 1999 are as follows:

                                                               2000       1999
                                                             --------   --------
Property acquisition costs.................................  $114,386     $ --
Exploration and development costs..........................        --       --
Total......................................................  $114,386     $ --

    Results of oil and gas operations in the aggregate for the years ended December 31, are as follows:

                                                            2000       1999
                                                          --------   --------
Revenues................................................  $ 27,019   $ 21,208
Compression expense.....................................    (2,245)    (3,772)
Production costs........................................    (7,348)    (9,761)
Exploration expense.....................................        --         --
Depreciation and depletion..............................   (10,122)    (5,303)
Income taxes............................................        --         --
                                                          --------   --------
Net oil and gas income..................................  $  7,304   $  2,372
                                                          ========   ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NO AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Prospectus Summary....................      2
Risk Factors..........................      4
Use of Proceeds.......................      5
Dilution..............................      5
Capitalization........................      6
Selected Financial Data...............      7
Related Entities and Certain
  Transactions........................      7
Business..............................      9
Managements Discussion and Analysis...     10
Description of the Company's
  Property............................     11
Plan of Operation.....................     12
Legal Proceeding......................     16
Price Range of the Shares.............     17
Management............................     18
Principal Shareholders................     21
Description of Securities.............     21
Plan of Distribution..................     23
Transfer Agent and Registrar..........     23
Legal Matters.........................     23
Experts...............................     23
Additional Information................     24
Index to Financial Statements.........    F-1



                                  NESS ENERGY
                              INTERNATIONAL, INC.

                                22,500,000 UNITS
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                           , 2001

    Until             , 2001 all dealers that effect transactions in these
securities, whether or no participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    See "Management--Personal Liability and Indemnification of Directors."

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the distribution of the shares registered hereby, are set forth in the following table:


SEC registration fee........................................  $ 11,250

Legal and Accounting fees and expenses and Printing Costs...   188,750

  Total.....................................................  $200,000


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


    In June 1999, the Company raised $399,250 through the issuance of 887,226 shares of its Common Stock to five (5) investors. The offering was exempt from registration pursuant to 4(1). All of the shares were sold directly by the Company. The price per share, as detailed below, was arbitrarily determined by the board of directors.



SHAREHOLDER                                   NUMBER OF SHARES   PRICE PAID PER SHARE   TOTAL AMOUNT PAID
-----------                                   ----------------   --------------------   -----------------
Timothy Davis...............................      111,112               $0.45               $ 50,000
Michael Binder..............................      225,000               $0.45                101,250
Gerald Davis................................      222,222               $0.45                100,000
Joe East....................................       66,667               $0.45                 30,000
De Jo Ward..................................      262,225               $0.45                118,000
  Total.....................................      887,226                                    399,250



    In October 1999, the we raised $1,002,000 through the issuance of 539,800 shares of its common stock to twenty-two (22) investors. The offering was exempt from registration pursuant to 4(1). All of the shares were sold directly by the company. The price per share, as detailed below, was arbitrarily determined by the board of directors.



SHAREHOLDER                                   NUMBER OF SHARES   PRICE PAID PER SHARE   TOTAL AMOUNT PAID
-----------                                   ----------------   --------------------   -----------------
Wes Reinheller..............................       30,500               $2.00              $   61,000
Karen Vanderwell............................       20,000               $1.75                  35,000
Erwin Bourgeois.............................       30,000               $2.00                  60.000
Martha Vaughn...............................       25,000               $2.00                  50,000
Sara Adams (Trustee)........................       22,500               $2.00                  45,000
Andrew Leriner..............................       15,000               $2.00                  30,000
David Eurich................................       15,000               $2.00                  30,000
Russell Lehman..............................       30,000               $2.00                  60,000
Roxanna Doring..............................       15,000               $2.00                  30,000
James Cojanis...............................       60,000               $2.00                 120,000
Marilyn Dias................................       15,000               $2.00                  30,000
Dirk Johnson................................       15,000               $2.00                  30,000
Terry Kuntz.................................       30,000               $2.00                  60,000
Ashton Romney...............................       15,000               $2.00                  30,000
Gary Fowler.................................       15,000               $2.00                  30,000
Sara Brittingham............................       15,000               $2.00                  30,000
Thomas Smart................................       15,000               $2.00                  30,000
Sandra Warren...............................       15,000               $2.00                  30,000
Gary McQuiston..............................       96,800               $1.25                 121,000
Doris Clark.................................       15,000               $2.00                  30,000
James Johnson...............................       15,000               $2.00                  30,000
Kevin Sherin................................       15,000               $2.00                  30,000
  Total.....................................      539,800                                  $1,002,000



    During the period September through December 2000, we raised $117,943 through issuance of 114,819 shares of common stock to ten investors. The offering was exempt from registration pursuant to 4(1). All of the shares were sold directly by the company. The price per share, as detailed below, was arbitrarily determined by the board of directors.



SHAREHOLDER                                   NUMBER OF SHARES   PRICE PAID PER SHARE   TOTAL AMOUNT PAID
-----------                                   ----------------   --------------------   -----------------
Anne Ach'ee.................................        5,000               $1.00               $  5,000
Stanley Bociung.............................        7,560               $0.93                  7,000
Charles Calhoun.............................        5,714               $0.88                  5,000
Roy Dedmon..................................       23,000               $1.00                 23,000
James Johnson...............................       16,923               $1.18                 20,000
Daniel Lauer................................        4,231               $1.18                  5,000
Ponomo Investment...........................       24,256               $1.15                 27,943
Karen Schlatter.............................        6,154               $0.81                  5,000
Joan Sloan..................................       10,870               $0.92                 10,000
Hedwig Wilton...............................       11,111               $0.90                 10,000
TOTAL.......................................      114,819                                    117,943

ITEM 27. EXHIBITS.

                               INDEX TO EXHIBITS


EXHIBIT NO.                                   DESCRIPTION OF EXHIBIT                           PAGE
-----------                ------------------------------------------------------------  ----------------
         3.1               Articles of Incorporation                                     Previously filed
         3.2               By-laws                                                       Previously filed
         4.1               Form of Warrant Agreement                                     Previously filed
         4.2               Stock Purchase Warrant                                        Previously filed
         5.1               Opinion of Daniels McGowan & Associates                              6
        23.1               Consent of Weaver & Tidwell, L.L.P.                                  6
        23.2               Consent of Daniels McGowan & Associates (included in Exhibit
                           5.1)


ITEM 28. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned small business issuer hereby undertakes that it will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

    (2) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Willow Park, State of Texas, on May 7, 2001.


                                                       NESS ENERGY INTERNATIONAL, INC.

                                                       By         /s/ HAROLD "HAYSEED" STEPHENS
                                                           ------------------------------------------
                                                                    Harold "Hayseed" Stephens
                                                                    CHAIRMAN OF THE BOARD AND
                                                                     CHIEF EXECUTIVE OFFICER

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
            /s/ HAROLD "HAYSEED" STEPHENS
     -------------------------------------------       Chairman of the Board,             May 7, 2001
              Harold "Hayseed" Stephens                  Chief Executive Officer

                     /s/ BOB LEE
     -------------------------------------------       Chief Financial Officer            May 7, 2001
                       Bob Lee

               /s/ MARY GENE STEPHENS
     -------------------------------------------       Secretary-Treasurer                May 7, 2001
                 Mary Gene Stephens

                 /s/ RICHARD W. NASH
     -------------------------------------------       Director                           May 7, 2001
                   Richard W. Nash

                 /s/ MARK L. BASSHAM
     -------------------------------------------       Director                           May 7, 2001
                   Mark L. Bassham